Exhibit 10.1

PURCHASE AND EXCHANGE AGREEMENT

          THIS PURCHASE AND EXCHANGE AGREEMENT (the “Agreement”), dated as of September 13, 2006 by and between Unify Corporation, a Delaware corporation (“Unify”), and Halo Technology Holdings, Inc., a Nevada corporation (“Halo”).

RECITALS

A.

Unify and Halo are parties to a certain Agreement and Plan of Merger, dated March 14, 2006, (as amended by (i) that certain Amendment No. 1 to the Merger Agreement among the Parties dated May 24, 2006, and (ii)  that certain Amendment No. 2 to the Merger Agreement among the Parties dated July 5, 2006, the “Merger Agreement”).

B.

Unify and Halo have mutually agreed to terminate the Merger Agreement, as of the date hereof, pursuant to that certain Termination Agreement between the parties of even date herewith, and have instead agreed to proceed with the transactions contemplated in this Agreement.

C.

Unify desires to purchase from Halo, and Halo desires to sell to Unify, Halo’s software development tools and database business as conducted by the Gupta Entities (the “Gupta Business,” and for the avoidance of doubt, the term “Gupta Business” does not include any business, activities, products or services, of or offered or sold by Halo or any subsidiary of Halo other than the Gupta Entities);

D.

Halo desires to purchase from Unify, and Unify desires to sell to Halo, Unify’s risk management software and solution business as conducted by Unify through its Acuitrek, Inc. subsidiary (“Acuitrek”) and its Insurance Risk Management division, including, without limitation, the Acuitrek business and the NavRisk product (the “NavRisk Business”) and Unify’s ViaMode software product and related intellectual property rights (the “ViaMode Product”) and for the avoidance of doubt, the term “NavRisk Business” does not include any business, activities, products or services, of or offered or sold by Unify or any subsidiary or unit of Unify other than Acuitrek or the Insurance Risk Management division of Unify.

AGREEMENTS

          NOW, THEREFORE, in consideration of the above premises and of the mutual representations, warranties and covenants contained in this Agreement, Unify and Halo agree as follows:

1	DEFINITIONS; SALE AND TRANSFER OF ASSETS.

                    1.1     Definitions.  All capitalized terms used in this Agreement and not otherwise defined shall have the meanings provided in the Glossary Schedule.

                    1.2     Transfer of Gupta Business.  Subject to all of the terms and conditions of this Agreement, Halo hereby agrees to sell to Unify, and Unify hereby agrees to purchase from Halo, on the Closing Date, the assets and liabilities of the Gupta Business, including, without limitation, all of the Gupta LLC Interests.

                    1.3     Transfer of NavRisk Business and ViaMode Product.  Subject to all of the terms and conditions of this Agreement, Unify hereby agrees to sell to Halo, and Halo hereby agrees to purchase from Unify, on the Closing Date, (i) the assets and liabilities of the NavRisk Business and (ii) the ViaMode Product each as described further herein.

2	PURCHASE PRICE.

                    2.1     Convertible Deposit.  Upon the execution of this Agreement, Unify will pay to Halo $500,000 (the “Deposit”).  As described in Section 12.13C, in the event the Closing does not occur, the Deposit may be converted into equity securities of Halo (shares and warrants, if applicable), retained by Halo, or refunded by Halo to Unify.

                    2.2     Purchase Price.  The purchase price to be paid by Unify to Halo for the Gupta Business (the “Purchase Price”) which shall consist of:

(a)	The Deposit;

(b)

At the Closing, Unify will deliver to Halo $4,500,000 paid by wire transfer or other means as specified by Halo to the accounts specified by Halo (together with the Deposit, the “Cash Purchase Price”);

(c)	The amount by which the Gupta Net Working Capital exceeds the NavRisk Net Working Capital (the “Working Capital Adjustment”);

(d)	At the Closing, Unify will deliver to Halo, one or more certificates, duly executed and registered in Halo’s name, representing 5,000,000 shares of Unify Common Stock (the “Purchase Shares”);

(e)	At the closing, Unify will deliver to Halo the NavRisk Business and the ViaMode Product; and

(f)

At the Closing, Unify will deliver to Halo warrants to acquire 750,000 shares of Unify common stock at an exercise price of $0.40 per share (the “Purchase Warrant”), duly executed and registered in Halo’s name.

          The parties agree that the value of the Purchase Price as of the date hereof is Thirteen Million Five Hundred Thousand Dollars ($13,500,000).

          The purchase price for Halo’s purchase of the assets and liabilities of the NavRisk Business and the ViaMode Product as described further herein shall be the acceptance of those assets and liabilities as part of the Purchase Price to be paid by Unify to Halo, and Halo will have no other purchase price obligation in consideration for the purchase of such assets and liabilities.

          The Working Capital Adjustment will be paid as follows:  the first $500,000 will be payable no later than 30 days after the Closing; and the remaining amount, if any, will be payable no later than 90 days after the Closing.

          Not later than ten (10) days after the Closing Date, Halo shall deliver to Unify an unaudited  consolidated balance sheet for the Gupta Entities as of the Closing Date prepared in accordance with GAAP consistently applied (the “Gupta Closing Balance Sheet”).  Not later than ten (10) days after the Closing Date, Unify shall deliver to Halo an unaudited  consolidated balance sheet for the NavRisk Business as of the Closing Date prepared in accordance with GAAP consistently applied (the “NavRisk

Closing Balance Sheet”).  Not later than fifteen (15) days after the Closing Date, Halo will calculate the Working Capital Adjustment based on the Gupta Closing Balance Sheet and the NavRisk Closing Balance and will provide Unify with a written copy of such calculation.  Such calculation shall be definitive and binding upon the parties unless (i) Unify gives Halo written notice of its objection to such calculation based on the amounts shown in the Gupta Closing Balance Sheet within fifteen (15) days after the receipt of the calculation, and/or (ii)  Halo gives Unify written notice of its objection to such calculation based on the amounts shown in the NavRisk Closing Balance Sheet within fifteen (15) days after Halo’s delivery of the calculation  (in either or both cases, an “Objection Notice”).  If either or both parties deliver an Objection Notice, the parties shall negotiate in good faith to resolve all disputes regarding the Net Working Capital.  If the parties can not resolve such a dispute after thirty (30) days,  they shall mutually agree upon a nationally or regionally recognized accounting firm to determine the Net Working Capital, whose decision, absent manifest error, shall be binding upon the parties.  In the event of a dispute, Unify shall pay Halo the Working Capital Adjustment within ten (10) days after the resolution of the dispute, provided, however, that if, notwithstanding the dispute, the parties do not dispute that the Working Capital Adjustment is in excess of $500,000, then Unify shall pay Halo $500,000 within thirty (30) days of the Closing Date, and Unify shall pay Halo the remainder of the Working Capital Adjustment within ten (10) days after the resolution of the dispute.

                    2.3     Assumed Liabilities.  Unify will assume all obligations of the Gupta Business and all liabilities associated with the Gupta Entities listed on the Unify Assumed Liabilities Schedule.  Halo will assume all liabilities and obligations of the NavRisk Business and the ViaMode Product listed on the Halo Assumed Liabilities Schedule.

                    2.4     Assignment.  All right, title and interest in and to the Gupta LLC Interests, NavRisk Assets and the ViaMode Assets shall be deemed to have been assigned, conveyed and transferred by Halo to Unify, or by Unify to Halo, as the case may be, effective with the Closing, with full substitution and subrogation of all rights and actions of warranty, express and implied, against all preceding owners, contractors and developers, and, without limitation, the right to sue and recover damages for past, present and future infringements of intellectual property rights and/or other rights, and to fully and entirely stand in the place of Unify in all matters related thereto.  With respect to any Contracts assigned by Unify to Halo, or by Halo (or the Gupta Entities) to Unify, and assumed hereunder by Halo or Unify, as the case may be, the parties agree that prior to the Closing Date they will cooperate in giving notice to the other party to each Contract of the proposed assignment and assumption of such Contract and shall cooperate in procuring a consent to such assignment and assumption where required by the terms of such Contract, in each case effective as of the Closing.

3	CLOSING; PAYMENT AND OTHER MATTERS.

                    3.1     Closing.  The closing of the transactions contemplated hereby (“Closing”) shall be held at the offices of Halo, at 1:00 p.m. (local time) on the second business day following the waiver or satisfaction of the conditions to Closing set forth herein, or at such other time and place as may be mutually agreed upon in writing by the parties (the “Closing Date”).

                    3.2     Closing Deliveries.  On the Closing Date, Unify will deliver to Halo the instruments and items set forth on the Unify Deliveries Schedule and Halo will deliver to Unify instruments and items set forth on the Halo Deliveries Schedule.

                    3.3     Payment of Purchase Price.  Unify shall at the Closing deliver to Halo the consideration constituting the Purchase Price for the Gupta LLC Interests in accordance with Section 2.2 above.

                    3.4     Delivery of the Gupta LLC Interests.  Halo shall at the Closing deliver to Unify the Gupta LLC Interests against delivery of the consideration constituting the Purchase Price for the Gupta LLC Interests as described in Section 2.2 above.

                    3.5     Allocation of Purchase Price.   The parties agree that the Purchase Price shall be allocated for Tax purposes in accordance with the Allocations Schedule, which shall be mutually agreed by the parties prior to Closing.  This allocation shall be used by the parties in preparing and filing all relevant federal, state, local and foreign tax returns, information reports or other documents and forms, and the parties agree to cooperate with each other in good faith in preparing such tax returns, information reports, statements or other documents and forms, including IRS Form 8594 and any required exhibits (or other forms required pursuant to Section 1060 of the Code or other applicable tax Laws).

                    3.6     Risk and Loss Prior to Closing.  Unify will not acquire any title to the Gupta Business or the Gupta LLC Interests, and Halo will not acquire any title to the NavRisk Assets or ViaMode Assets, until possession has been given to it in accordance with this the terms hereof at the Closing, and, accordingly, all risk and loss with respect to the Gupta Business will be borne by Halo, and all risk and loss with respect to the NavRisk Business and ViaMode Product will be borne by Unify, until possession has been given at the Closing.

4     REPRESENTATIONS AND WARRANTIES OF HALO.  To induce Unify to enter into this Agreement and to consummate the transactions provided for herein, Halo represents and warrants to Unify as follows, subject in each case to the specific disclosures in the Disclosure Letter and/or in the other schedules hereto provided by Halo.

                    4.1     Organization and Good Standing; Operation.  Halo is a corporation duly organized, validly existing, and in good standing under the Laws of its state of formation with full power and authority to own and operate its properties and to carry on its business as it is now being conducted.  Halo is authorized to transact business in its state of formation and in all other jurisdictions in which the nature of its business and the ownership of its properties makes such qualification necessary, except where the failure to so qualify or be in good standing has not had and would not be likely to have a Material Adverse Effect on the Gupta Business.  Each Gupta Entity is a corporation, limited liability company or partnership, or an entity formed under the laws of a jurisdiction outside of the United States, duly organized, validly existing, and in good standing under the Laws of its state or country of formation with full power and authority to own and operate its properties and to carry on its business as it is now being conducted.  Each Gupta Entity is authorized to transact business in all jurisdictions in which the nature of its business and the ownership of its properties makes such qualification necessary, except where the failure to so qualify or be in good standing has not had and would not be likely to have a Material Adverse Effect on the Gupta Business.

                    4.2     Authority.  Halo has full power, authority, and legal capacity to enter into this Agreement and the other Acquisition Documents to which Halo is a party and to perform its obligations hereunder and thereunder.

                    4.3     Due Authorization; Enforceability.  The execution and delivery of this Agreement by Halo and the performance of the obligations of Halo under this Agreement and the other Acquisition Documents to which Halo is a party have been duly authorized by the Board of Directors of Halo, and all other corporate action has been taken which is necessary to authorize the execution and delivery of this Agreement and the other Acquisition Documents to which Halo is a party by Halo and the performance of the obligations of Halo hereunder and thereunder.  No approval of the stockholders of

Halo is required to consummate the transactions set forth herein or in the other Acquisition Documents.  This Agreement and the other Acquisition Documents to which Halo is a party have been duly and validly executed and delivered by Halo and constitute legal, valid, and binding obligations of Halo and are enforceable against Halo in accordance with their terms.

                    4.4     No Conflicts.  The execution, delivery, and performance of this Agreement and the other Acquisition Documents to which Halo is a party:  (a) will not conflict with or will not result in a breach of any provision contained in the Organizational Documents of Halo or any of the Gupta Entities, (b) will not result in any conflict with, breach of, or default (or give rise to any right of termination, cancellation or acceleration or loss of any right or benefit) under or require any notice, consent or approval which has not been obtained with respect to any of the terms, conditions or provisions of any Contracts to which Halo or any of the Gupta Entities is bound, and (c) will not violate any Law applicable to Halo or to the Gupta Entities.  No action, consent or approval by, or filing by Halo with, any Governmental Authority, is required in connection with the execution, delivery or performance by Halo of this Agreement or the consummation of the sale of the Gupta LLC Interests and the other transactions contemplated hereby, except for any filings under applicable securities laws in connection with the issuance of the shares of Halo Stock, if any are issued hereunder, and warrants to purchase Halo Stock, if any are issued hereunder.  Neither the execution of this Agreement nor the consummation of the transactions herein contemplated will result in the creation of any Lien on any of the Gupta LLC Interests or the assets owned by the Gupta Entities, other than Liens created by Unify.

                    4.5     Real Property.  The Gupta Entities own no real property.  The Gupta Real Property Schedule is a true and complete list of all real property leases to which relate to the Gupta Business (the “Gupta Leased Properties”) and includes, without limitation, any pending audits or disputes related to common area management, taxes or any other fees or charges related to the Leased Properties.  Each lease related to each of the Leased Properties is valid, binding and enforceable in accordance with its terms.  No notice of any claim of default has been given to Halo or any Gupta Entity under any such lease.

                    4.6     Environmental Representations.   There has been no use by any Gupta Entity during its tenancy of Hazardous Materials on the premises of the Gupta Leased Properties.

                    4.7     Tax Matters.

A.

Halo or the Gupta Entities has or have filed or caused to be filed, on a timely basis, all Tax returns and reports of any nature whatsoever which are required to be filed with any Governmental Authority with respect to any Gupta Entity and such Tax returns are complete, correct, and accurate in all material respects.  Except as disclosed on the Tax Returns Schedule, no Gupta Entity has requested an extension of time within which to file any Tax return.  Each Gupta Entity has paid in full or established an adequate reserve for all assessments received and all Taxes of any nature whatsoever which have become due under Law with respect to all periods beginning prior to the Closing Date.  No Claims have been made against any Gupta Entity by any Governmental Authority in a jurisdiction where such Gupta Entity does not file tax returns and reports that it is or may be subject to Taxation by that jurisdiction.  There are no currently pending, or, to Halo’s knowledge, any threatened audits or assessments with respect to any liability in respect of Taxes that are likely to result in any additional liability for Taxes by any Gupta Entity.

B.

Each Gupta Entity or Halo on its behalf has withheld and paid timely all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party relating to the Gupta Business.

C.

Halo is not a party to any Tax allocation or Tax sharing agreement regarding the Gupta Business other than the Membership Interest Purchase Agreement, pursuant to which Halo acquired the Gupta Entities.

                    4.8     Employee Benefit Plans and Other Plans.

A.

The Employee Benefits Schedule contains a true, correct and complete list of all Employee Plans which cover or have covered employees or former employees of any Gupta Entity.  True and complete copies of each of the following documents have been made available by Halo to Unify:  (i) the current version of each Welfare Plan and Pension Plan applicable to employees of the Gupta Entities and the current summary plan description and any subsequent summaries of material modifications thereof, and (ii) the current version of each Employee Plan applicable to employees of the Gupta Entities and the current summary plan description and any subsequent summaries of material modifications thereof and a complete description of any Employee Plan applicable to employees of the Gupta Entities which is not in writing.

B.

Neither Halo nor any ERISA Affiliate contributes to or has any obligation to contribute, or has contributed to or had any obligation to contribute, to any Multiemployer Plan with respect to any current or former employee of any Gupta Entities.

C.

Each Welfare Plan which covers or has covered employees or former employees of the Gupta Entities and which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of COBRA (if applicable) at all times.

D.

No event has occurred in connection with, or arising out of, the establishment, operation, administration, or termination of any Employee Plan applicable to employees of the Gupta Entities or the transactions contemplated by this Agreement which could subject Halo or any ERISA Affiliate or any Employee Plan applicable to employees of the Gupta Entities, directly or indirectly, to any material liability (i) under any Law relating to any Employee Plans or (ii) pursuant to any obligation of Halo to indemnify any person against liability incurred under any such Law as they relate to the Employee Plans applicable to employees of the Gupta Entities.

E.	No Employee Plan applicable to employees of the Gupta Entities is subject to Title IV of ERISA or Section 412 of the Code.

                    4.9     Contracts.

(a)

Except as disclosed in Halo’s reports filed with the Securities and Exchange Commission (“Halo’s SEC Reports”) or on the Gupta Contract Schedule, no Gupta Entity is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from any Gupta Entity to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by any Gupta Entity, (iv) with or to a labor union or guild (including any collective bargaining agreement), or (v) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (v), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan).  Except as disclosed in Halo’s SEC Reports or in the Gupta Contract Schedule, there are no employment, consulting and deferred compensation agreements to which any Gupta Entity is a party.  The Gupta Contract Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K or otherwise in an amount greater than $100,000 per annum) of the Gupta Entities.  Each contract, arrangement or commitment of the type described in this Section 4.9, whether or not set forth in the Gupta Contract Schedule, is referred to herein as a “Gupta Contract,” and Halo has not received notice of, nor do any executive officers of such entities know of, any violation of any Gupta Contract.

(b)

(i) Each Gupta Contract is valid and binding and in full force and effect, (ii) the Gupta Entities have in all material respects performed all obligations required to be performed by it to date under each Gupta Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Gupta Entities under any such Gupta Contract, except where such default would not be likely to have, either individually or in the aggregate, a material adverse effect on the Gupta Business.

                    4.10    Title to Gupta LLC Interests.  Halo owns and possesses all right, title and interest in and to the Gupta LLC Interests, free and clear of all Liens or other restrictions on transfer other than those which will be released prior to the Closing.  Halo has the right, power and capacity to convey, transfer, assign and deliver to Unify the Gupta LLC Interests free and clear of any Lien or other restrictions on transfer.

                    4.11    Employee Matters.   Attached hereto as the Gupta Employees Schedule is a list of all current employees and persons on leave of absence, interim layoff or other temporary suspension of employment, in each case of the Gupta Entities stating the salary, wages, bonuses, severance pay, expenses, allowances, benefits and date of hire of each such person.   Halo agrees, to the extent permissible under applicable law, to make available to Unify the employment records of the current employees of the Gupta Entities, on or prior to the Closing Date. As of the Closing Date, Halo or the Gupta Entities will have paid all salaries, wages, bonuses, expenses, allowances, benefits, severance pay, and other compensation owed to its employees and agents in connection with the Gupta Business to the extent the same is due and payable in respect of periods on or prior to the Closing Dare other than as reflected as Accrued Compensation on the Gupta Closing Balance Sheet.

                    4.12     Violations of Law.  Halo has not received any notice of any claimed violation of any Laws or Permits relating to or affecting the Gupta Business; and there is no investigation by any person or a Governmental Authority of any claimed violation of Laws pending or, to the knowledge of Halo, threatened or anticipated or any basis therefor relating to or affecting the Gupta Business.

                    4.13     Litigation.  (a) There is no Action pending or, to the knowledge of Halo, threatened or anticipated by or before any Governmental Authority or private arbitration tribunal against any Gupta Entity or relating to the Gupta Business or the transactions contemplated hereby, (b) neither Halo nor, to the knowledge of Halo, any affiliate, officer, director or employee or any corporate partner or joint venture with Halo, has been permanently or temporarily enjoined or barred by order, judgment or decree of any Governmental Authority or private arbitration tribunal from engaging in or continuing any conduct or practice in connection with the Gupta Business, and (c) there is not in existence any order, judgment or decree of any private arbitration tribunal with respect to or binding upon the Gupta Business.  There are no unsatisfied judgments against any Gupta Entity.

                    4.14     Insurance.  The Gupta Insurance Schedule is a true and correct list of all the policies of insurance covering the Gupta Entities or the Gupta Business presently in force (including as to each (a) risk insured against, (b) name of carrier, (c) policy number, (d) amount of coverage, (e) amount of premium, (f) expiration date and (g) the property, if any, insured, indicating as to each whether it insures on an “occurrence” or a “claims made” basis. All of the insurance policies set forth on the Gupta Insurance Schedule are in full force and effect and all premiums, retention amounts and other related expenses due have been paid, and Halo has not received any notice of cancellations with respect to any of the policies.

                    4.15     Compliance with Laws.  The Gupta Business has operated in compliance with all Laws and Permits.

                    4.16     Financial Statements.  Halo has delivered to Unify a copy of the Gupta Entities’ unaudited financial statements, for the fiscal year ended June 30, 2006 (the “Gupta Financial Statements”) a copy of which is attached hereto.  Such financial statements have been prepared in accordance with GAAP (except in the case of the unaudited financial statements, for lack of footnotes and being subject to year-end audit adjustments none of which have been or are expected to be material).  Each of the financial statements therein (including the related notes and schedules thereto) fairly present the financial position of the Gupta Entities as of the date of such balance sheet and each of the statements of income, retained earnings and cash flows or equivalent statements contained therein (including any related notes and schedules thereto) fairly presented (or in the case of any financial statements made available after the date of this Agreement, will fairly present) the results of operations, changes in retained earnings, and cash flows, as the case may be, of the Gupta Entities for the periods set forth therein, in accordance with GAAP consistently applied, except in each case as may be noted therein.

                    4.17     Absence of Changes.  Since the June 30, 2006, there has not been:

A.	Any Material Adverse Change related to the Gupta Business;

B.	Any material damage, destruction or loss (whether or not covered by insurance) affecting the assets of the Gupta Business;

C.

Any increase in the compensation, bonus, sales commission or fee arrangement payable or to become payable by any Gupta Entity to any employee of the Gupta Business, except increases in the ordinary course of business and consistent with past practice;

D.

Any work interruptions, labor grievances or Claims filed, or, to the knowledge of Halo, proposed Law or any event or condition of any character, reasonably likely to have a Material Adverse Effect on the Gupta Business;

E.	Any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of any Gupta Entity relating to the Gupta Business to any person;

F.	Any material purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets relating to the operation of the Gupta Business;

G.	Any waiver of any material rights or Claims under any Contract or Permit related to the Gupta Business;

H.	Any breach, amendment or termination of any Contract or Permit related to the Gupta Business;

I.

Any issuance of any equity interests in any of the Gupta Entities, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such equity interests, or any agreement with respect to any of the foregoing;

J.

Any incurrence of any indebtedness for borrowed money, any assumption,  guarantee, endorsement or other agreement to become responsible for the material obligations of any other individual, corporation or other entity, except for indebtedness to trade creditors in the ordinary course of business consistent with past practice; or

K.	Except as specifically contemplated by this Agreement, any transaction relating to the Gupta Business outside the ordinary course of business.

                    4.18     No Undisclosed Liabilities.  Except as and to the extent disclosed in the Unify Assumed Liabilities Schedule, the Disclosure Letter or the Gupta Financial Statements, the Gupta Entities have no liabilities or obligations whatsoever, whether accrued, absolute, secured, unsecured, contingent or otherwise except liabilities which have been incurred after the date of the most recent Financial Statements in the ordinary course of business, consistent with past practice, or which are obligations to perform under executory contracts in the ordinary course of business.

                    4.19     Permits.  The Gupta Entities possess all Permits necessary to permit it to engage in the Gupta Business as presently conducted in and at all locations and places where it is presently operating.

                    4.20     Brokerage and Finder’s Fees.  Neither Halo nor any of its affiliates nor any shareholder, officer, director or agent of Halo has incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement.

                    4.21     Affiliate Transactions.  No officer or director of Halo, nor, to Halo’s knowledge, any stockholder or other Affiliate of Halo is a party to any agreement, contract, commitment or transaction which pertains to the Gupta Business or has any interest in any property used in or pertaining to the Gupta Business.

                    4.22     Investment Representations.  Halo is acquiring the Purchase Shares and the Purchase Warrant for its own account and not with a view to, or for resale in connection with, a distribution thereof in contravention of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”).  Halo agrees and acknowledges that it will not, directly or indirectly, offer, transfer or sell any Purchase Shares, the Purchase Warrant or any shares issued upon exercise of the Purchase Warrant, or solicit any offers to purchase or acquire any Purchase Shares, the Purchase Warrant or any shares issued upon exercise of the Purchase Warrant, unless the transfer or sale is (i) pursuant to an effective registration statement under the Securities Act and has been registered under any applicable state securities or “blue sky” laws or (ii) pursuant to an exemption from registration under the Securities Act and all applicable state securities or “blue sky” laws.

                    4.23     Additional Investment Representations.  Halo (i) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment hereunder, (ii) is able to incur a complete loss of such investment, (iii) it is able to bear the economic risk of such investment for an indefinite period of time and (iv) it is an “accredited investor” as that term is defined in Regulation D under the Securities Act.

                    4.24     Legends.  Halo hereby acknowledges that Unify will stamp or otherwise imprint each certificate representing Purchase Shares, the Purchase Warrant or any shares issued upon exercise of the Purchase Warrant with a legend in substantially the following form:

[THESE SHARES][THIS WARRANT AND ANY SHARES OF STOCK OBTAINABLE UPON ITS EXERCISE] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE’S SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION THEREFROM.

          In connection with the transfer of any Purchase Shares, the Purchase Warrant or any shares issued upon exercise of the Purchase Warrant (other than a transfer pursuant to a public offering registered under the Securities Act, pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or any similar rules then in effect) or to an affiliate of Halo), Halo shall deliver, upon the reasonable request of Unify, an opinion of counsel, which counsel shall be knowledgeable in securities laws and which opinion shall be reasonably satisfactory to Unify, to the effect that such transfer may be effected without registration under the Securities Act.  Upon receipt of an opinion of counsel reasonably satisfactory to Unify to the effect that such legend no longer applies to any particular security, Unify shall promptly issue a replacement certificate evidencing such securities, which does not contain such legend.

4.25	Title to Assets; Condition of Assets; Assets Schedule.

A.

The Gupta Entities own and possesses all right, title and interest in and to the Gupta Assets free and clear of all Liens or other restrictions on transfer.  The Gupta Entities have the right, power and capacity to convey, transfer, assign and deliver to Unify the Gupta Assets free and clear of any Lien or other restrictions on transfer, and the Gupta Entities enjoy peaceful and quiet possession of the Gupta Assets pursuant to the Contracts and Permits under which the Gupta Business are being operated.  As of the Closing, Unify will enjoy peaceful and quiet possession of the Gupta Assets, free and clear of all Liens.  The Gupta Assets comprise all assets of any kind or character necessary for the conduct and operation of the Gupta Business as it is presently conducted.

B.

The Gupta Assets are in good condition and repair, and are useable in the ordinary course of business and The Gupta Entities has maintained the Gupta Assets pursuant to customary industry and manufacturer maintenance procedures.  None of the Gupta Assets are held under any lease, security agreement, conditional sales contracts or other title retention or security arrangement, or is located other than at the Leased Properties except as disclosed on the The Gupta Assets Schedule.  All inventories of The Gupta Entities are of good and standard quality, are not obsolete or damaged and consist of a quality and quantity useable or saleable in the ordinary course of business.

C.

The Gupta Assets Schedule is a true, correct and complete list and description of all Gupta Assets, including, without limitation, all Intellectual Property, Software and equipment, owned, licensed or leased, by The Gupta Entities or otherwise pertaining to the Gupta Business and true, correct and complete copies of all leases pertaining to the licensed Intellectual Property and Software and the leased equipment have been made available to Unify.

4.26	Intellectual Property.

(a)

The Gupta Entities have, and Unify shall receive, good, valid and marketable title to the Intellectual Property assumed by Unify pursuant to this Agreement, including but not limited to the Software and all components of the Software, free and clear of all title defects, liens, restrictions, claims charges, security interests or other encumbrances of any nature whatsoever, and

(b)	The Software is in good operating order, condition and repair.

                    4.27     Financial Condition.  Upon giving effect to the consummation of the transactions contemplated hereby, and assuming the value of the NavRisk Business and ViaMode Product is at least equal to the amounts contemplated hereby, to the knowledge of Halo, the fair saleable value of the consolidated operating businesses of Halo and its subsidiaries (including, without limitation, the NavRisk Business and the ViaMode Product), operating as going concerns, is at least equal to the amount that will be required to be paid on or in respect of the existing indebtedness and other liabilities of Halo as they mature.

                    4.28     Indebtedness.  The Gupta Debts Schedule is a true and complete list of all Claims against Gupta, including, without limitation, trade accounts payable in excess of Five Thousand Dollars ($5,000), including a description of the terms of payment, and, if such claim is secured, a description of all properties or other assets pledged, mortgaged or otherwise hypothecated as security, and if a lease of equipment, the imputed rate of interest on such lease.

                    4.29     Customer Relations.  Except as otherwise set forth on the Gupta Customer Relations Schedule, at no time prior to the Closing Date, no customer of the Gupta Business has stated, advised, or otherwise indicated to Halo or any of the Gupta Entities that it intends to terminate or cancel any Contract with any of the Gupta Entities.

5          REPRESENTATIONS AND WARRANTIES OF UNIFY.  To induce Halo to enter into this Agreement and to consummate the transactions provided for herein, Unify represents and warrants to Halo as follows subject in each case to the specific disclosures in the Disclosure Letter and/or in the other schedules hereto provided by Unify:

                    5.1     Organization and Good Standing.  Unify is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware with full power and authority to own and operate its properties and to carry on its business as it is now being conducted.

                    5.2     Authority.  Unify has full power, authority, and legal capacity to enter into this Agreement and the other Acquisition Documents to which Unify is a party, to perform its obligations hereunder and thereunder, to issue and deliver the Purchase Shares and the Purchase Warrants and, upon exercise of the Purchase Warrants, the shares issuable under the Purchase Warrants, to Halo.

                    5.3     Due Authorization; Enforceability.  The execution and delivery of this Agreement and the other Acquisition Documents to which Unify is a party by Unify and the performance of the obligations of Unify under this Agreement and such other Acquisition Documents and the issuance and delivery of the Purchase Shares, the Purchase Warrant and, the shares issuable upon exercise of the Purchase Warrants, have been duly authorized by all necessary corporate action.  This Agreement and the other Acquisition Documents to which Unify is a party have been duly and validly executed and delivered by Unify and constitute legal, valid and binding obligations of Unify and are enforceable against Unify in accordance with their terms.

                    5.4     Validity of Purchase Shares, Purchase Warrant and Shares Issuable upon Exercise of the Purchase Warrant.  The Purchase Shares and Purchase Warrant to be issued to Halo pursuant to this Agreement and the shares to be issued upon exercise of the Purchase Warrant will, when issued or conveyed, as applicable, be duly and validly issued, fully paid, non-assessable and free and clear of all liens.

                    5.5     No Conflicts.  The execution, delivery, and performance of this Agreement and the other Acquisition Documents to which Unify is a party: (a) will not conflict with or will not result in a breach of any provision contained in the Organizational Documents of Unify; (b) will not result in any conflict with, breach of, or default (or give rise to any right of termination, cancellation or acceleration or loss of any right or benefit) under or require any notice, consent or approval which has not been obtained with respect to any of the terms, conditions or provisions of any Contracts, and (c) will not violate any Law applicable to Unify or to the NavRisk Assets or the ViaMode Assets.  No action, consent or approval by, or filing by Unify with, any Governmental Authority, is required in connection with the execution, delivery or performance by Unify of this Agreement or the consummation of the sale of the NavRisk Assets or the ViaMode Assets and the other transactions contemplated hereby, except for any filings under applicable securities laws in connection with the issuance of the Purchase Shares and the Purchase Warrants.  Neither the execution of this Agreement nor the consummation of the transactions herein contemplated will result in the creation of any Lien on any of the NavRisk Assets or the ViaMode Assets.

                    5.6     Real Property.  Unify owns no real property.  The Real Property Schedule is a true and complete list of all real property leases to which Unify is a party and which are used in the NavRisk Business  (the “Unify Leased Properties”).  Halo is not assuming any obligation relating to any of Unify Leased Property.

                    5.7     Environmental Representations.  There has been no use by Unify during its tenancy of Hazardous Materials on the premises of the Unify Leased Properties.

                    5.8     Tax Matters.

A.

Unify has filed, on a timely basis, all Tax returns and reports of any nature whatsoever which are required to be filed with any Governmental Authority and such Tax returns are complete, correct, and accurate in all respects.  Except as disclosed on the Unify Tax Returns Schedule, Unify has not requested an extension of time within which to file any Tax return.  Unify has paid in full or established an adequate reserve for all assessments received and all Taxes of any nature whatsoever which have become due under Law with respect to all periods beginning prior to the Closing Date.  No Claims have been made against Unify by any Governmental Authority in a jurisdiction where Unify does not file tax returns and reports that it is or may be subject to Taxation by that jurisdiction.  There are, and will hereafter be, no Tax deficiencies (including penalties, interest and additions to Tax) of any kind against or relating to Unify with respect to any taxable periods (or portions thereof) ending on or before, or including, the Closing Date of a character or nature which would result in any Lien on the NavRisk Assets or Viamode Assets or Halo’s title thereto or use thereof, or would result in any claim against Halo.  There are no current pending, to Unify’s knowledge, or threatened audits or assessments with respect to any liability in respect of Taxes that are likely to result in any additional liability for Taxes by Unify.

B.

Unify has withheld and paid timely all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party relating to the NavRisk Business.

C.	Unify is not a party to any Tax allocation or Tax sharing agreement.

                    5.9     Employee Benefit Plans and Other Plans.

A.

The Unify Employee Benefits Schedule contains a true, correct and complete list of all Employee Plans which cover or have covered employees or former employees of the NavRisk Business.  True and complete copies of each of the following documents have been made available by Unify to Halo:  (i) the current version of each Welfare Plan and Pension Plan and the current summary plan description and any subsequent summaries of material modifications thereof, and (ii) the current version of each Employee Plan and the current summary plan description and any subsequent summaries of material modifications thereof and a complete description of any Employee Plan which is not in writing.

B.

Neither Unify nor any ERISA Affiliate contributes to or has any obligation to contribute, or has contributed to or had any obligation to contribute, to any Multiemployer Plan with respect to any current or former employee.

C.

Each Welfare Plan which covers or has covered employees or former employees of the NavRisk Business and which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of COBRA (if applicable) at all times.

D.

No event has occurred in connection with, or arising out of, the establishment, operation, administration, or termination of any Employee Plan or the transactions contemplated by this Agreement which could subject Unify or any ERISA Affiliate or any Employee Plan or any NavRisk Assets or ViaMode Assets, directly or indirectly, to any material liability (i) under any Law relating to any Employee Plans or (ii) pursuant to any obligation of Unify to indemnify any person against liability incurred under any such Law as they relate to the Employee Plans.

E.	No Employee Plan is subject to Title IV of ERISA or Section 412 of the Code.

                    5.10     Contracts.  The Unify Contracts Schedule is a true and correct list of each Contract (i) to which Unify is a party and which Halo is assuming pursuant to this Agreement, or (ii) by which any of the NavRisk Assets or ViaMode Assets are bound or affected (except ViaMode contracts not being assigned to Halo which Unify will be permitted to retain subject to the ViaMode license to be entered into between the parties).  Each written, and a description of each oral, Contract so listed have been delivered to Halo.  Each Contract is legal, valid, binding, enforceable (except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar Laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at Law) and in full force and effect.  Neither Unify, nor to Unify’s knowledge, any other party, is in material breach or default, and no event has occurred which with notice or lapse of time could constitute a material breach or default or permit termination, modification or acceleration, under any Contracts.  No party has repudiated any term of any Contracts, and there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Unify under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.  Other than as set forth on the Unify Contracts Schedule, each Contract set forth on the Unify Contracts Schedule is fully assignable to Halo at the Closing.

                    5.11    Title to Assets; Condition of Assets; Assets Schedule.

A.

Unify owns and possesses all right, title and interest in and to the NavRisk Assets and ViaMode Assets free and clear of all Liens or other restrictions on transfer.  Unify has the right, power and capacity to convey, transfer, assign and deliver to Halo the NavRisk Assets and ViaMode Assets free and clear of any Lien or other restrictions on transfer, and Unify enjoys peaceful and quiet possession of the NavRisk Assets and ViaMode Assets pursuant to the Contracts and Permits under which the NavRisk Business  is being operated.  As of the Closing, Halo will enjoy peaceful and quiet possession of the NavRisk Assets and ViaMode Assets, free and clear of all Liens.  The NavRisk Assets and ViaMode Assets comprise all assets of any kind or character necessary for the conduct and operation of the NavRisk Business as it is presently conducted or use of the ViaMode Product

B.

The NavRisk Assets and ViaMode Assets are in good condition and repair, and are useable in the ordinary course of business and Unify has maintained the NavRisk Assets and ViaMode Assets pursuant to customary industry and manufacturer maintenance procedures.  None of the NavRisk Assets or ViaMode Assets are held under any lease, security agreement, conditional sales contracts or other title retention or security arrangement, or is located other than at the Leased Properties except as disclosed on the Unify Assets Schedule.  All inventories of Unify are of good and standard quality, are not obsolete or damaged and consist of a quality and quantity useable or saleable in the ordinary course of business.

C.

The Unify Assets Schedule is a true, correct and complete list and description of all NavRisk Assets and ViaMode Assets, including, without limitation, all Intellectual Property, Software and equipment, owned, licensed or leased, by Unify or otherwise pertaining to the NavRisk Business or ViaMode Product and true, correct and complete copies of all leases pertaining to the licensed Intellectual Property and Software and the leased equipment have been delivered to Halo.

                    5.12     Employee Matters.  Attached hereto as the Employees Schedule is a list of all current employees and persons on leave of absence, interim layoff or other temporary suspension of employment, in each case of the NavRisk Business and ViaMode Product, stating the salary, wages, bonuses, severance pay, expenses, allowances, benefits and date of hire of each such person, and Unify agrees, on or prior to the Closing Date, to the extent permissible under applicable law to make available to Halo, the employment records of all current employees.  Unify will, as of the Closing Date, have paid all salaries, wages, bonuses, expenses, allowances, benefits, severance pay and other compensation owed to its employees and agents in connection with the NavRisk Business and ViaMode Product to the extent the same is d ue and payable in respect of periods on or prior to the Closing Date other than as reflected as Accrued Compensation on the NavRisk Closing Balance Sheet.

                    5.13     Violations of Law.  Unify has not received any notice of any claimed violation of any Laws or Permits relating to or affecting the NavRisk Business, the ViaMode Product, the NavRisk Assets or the ViaMode Assets or any Employee Plan; and there is no investigation by any person or a Governmental Authority of any claimed violation of Laws pending or, to the knowledge of Unify, threatened or anticipated or any basis therefor relating to or affecting the NavRisk Business, the ViaMode Product, the NavRisk Assets or the ViaMode Assets or any Employee Plan.

                    5.14     Litigation.

(a)

There is no Action pending or, to the knowledge of Unify, threatened or anticipated by or before any Governmental Authority or private arbitration tribunal against Unify or which relates to or affects the NavRisk Business, the ViaMode Product, the NavRisk Assets or the ViaMode Assets or any Employee Plan or the transactions contemplated hereby,

(b)

Neither Unify nor, to the knowledge of Unify, any affiliate, officer, director or employee or any corporate partner or joint venture with Unify, has been permanently or temporarily enjoined or barred by order, judgment or decree of any Governmental Authority or private arbitration tribunal from engaging in or continuing any conduct or practice in connection with the NavRisk Business, the ViaMode Product, the NavRisk Assets or the ViaMode Assets or any Employee Plan, and

(c)

There is not in existence any order, judgment or decree of any private arbitration tribunal with respect to or binding upon the NavRisk Business, the ViaMode Product, the NavRisk Assets or the ViaMode Assets or any Employee Plan.  Neither Unify nor any Employee Plan or is in default with respect to any judgment, order, writ, injunction or decree of any Governmental Authority, and there are no unsatisfied judgments against the NavRisk Business, the ViaMode Product, the NavRisk Assets or the ViaMode Assets or any Employee Plan.

                    5.15     Indebtedness.  The Unify Debts Schedule is a true and complete list of all Claims against Unify relating to the NavRisk Business, , the NavRisk Assets or the ViaMode Assets, including, without limitation, trade accounts payable in excess of Five Thousand Dollars ($5,000), including a description of the terms of payment, and, if such claim is secured, a description of all properties or other assets pledged, mortgaged or otherwise hypothecated as security, and if a lease of equipment, the imputed rate of interest on such lease.

                    5.16     Insurance.  The Unify Insurance Schedule is a true and correct list of all the policies of insurance covering the NavRisk Business, or the NavRisk Assets or the ViaMode Assets presently in force (including as to each (a) risk insured against, (b) name of carrier, (c) policy number, (d) amount of coverage, (e) amount of premium, (f) expiration date and (g) the property, if any, insured, indicating as to each whether it insures on an “occurrence” or a “claims made” basis. All of the insurance policies set forth on the Unify Insurance Schedule are in full force and effect and all premiums, retention amounts and other related expenses due have been paid, and Unify has not received any notice of cancellations with respect to any of the policies.

                    5.17     Compliance with Laws.  Unify has operated the NavRisk Business and owned the NavRisk Assets and the ViaMode Assets in compliance with all Laws and Permits.

                    5.18     Financial Statements.  Unify has delivered to Halo a copy of the audited financial statements for the NavRisk Business  for the fiscal year ended April 30, 2006 and un-audited monthly statements for the subsequent months of May, June and July (together, the “NavRisk Financial Statements”), a copy of which is attached hereto.  Such financial statements have been prepared in accordance with GAAP (except in the case of the unaudited financial statements, for lack of footnotes and being subject to year-end audit adjustments none of which have been or are expected to be material).  Each of the financial statements therein (including the related notes and schedules thereto) fairly present the financial position of Unify as of the date of such balance sheet and each of the statements of income, retained earnings and cash flows or equivalent statements contained therein (including any related notes and schedules thereto) fairly presented (or in the case of any financial statements made available after the date of this Agreement, will fairly present) the results of operations, changes in retained earnings, and cash flows, as the case may be, of the NavRisk Business for the periods set forth therein, in accordance with GAAP consistently applied, except in each case as may be noted therein.

                    5.19     Absence of Changes.  Since July 31, 2006, there has not been:

A.	Any Material Adverse Change;

B.	Any material damage, destruction or loss (whether or not covered by insurance) affecting the NavRisk Assets or the ViaMode Assets;

C.

Any increase in the compensation, bonus, sales commission or fee arrangement payable or to become payable by Unify to any employee of the NavRisk Business, except increases in the ordinary course of business and consistent with past practice;

D.

Any work interruptions, labor grievances or Claims filed, or, to the knowledge of Unify, proposed Law or any event or condition of any character, reasonably likely to have a Material Adverse Effect on the NavRisk Business;

E.	Any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Unify relating to the NavRisk Business or the ViaMode Product to any person;

F.	Any material purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets relating to the operation of the NavRisk Business or the ViaMode Product;

G.	Any waiver of any material rights or Claims under any Contract or Permit;

H.	Any breach, amendment or termination of any Contract or Permit;

I.

Any issuance of any equity interests in the NavRisk Business (including, without limitation, Acuitrek), or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such equity interests, or any agreement with respect to any of the foregoing;

J.

Any incurrence of any indebtedness for borrowed money, any assumption,  guarantee, endorsement or other agreement to become responsible for the material obligations of any other individual, corporation or other entity, except for indebtedness to trade creditors in the ordinary course of business consistent with past practice; or

K.	Except as specifically contemplated by this Agreement, any transaction relating to the NavRisk Business or the ViaMode Product outside the ordinary course of business.

                    5.20     No Undisclosed Liabilities.  Except as and to the extent disclosed in the Halo Assumed Liabilities Schedule, the Disclosure Letter or the NavRisk Financial Statements, Unify has no liabilities or obligations whatsoever, whether accrued, absolute, secured, unsecured, contingent or otherwise except liabilities which have been incurred after the date of the most recent Financial Statements in the ordinary course of business, consistent with past practice, or which are obligations to perform under executory contracts in the ordinary course of business.

                    5.21     Permits.  Unify possesses all Permits necessary to permit it to engage in the NavRisk Business or the ViaMode Product as presently conducted in and at all locations and places where it is presently operating.  All Permits related to the NavRisk Business or the ViaMode Product are listed on the Unify Permits Schedule.

                    5.22     Customer Relations.  Except as otherwise set forth on the Customer Relations Schedule, at no time prior to the Closing Date, no customer of the NavRisk Business or the ViaMode Product has stated, advised, or otherwise indicated to Unify that it intends to terminate or cancel any Contract with Unify.

                    5.23      Intellectual Property.

(a)

Unify has, and Halo shall receive, good, valid and marketable title to the Intellectual Property assumed by Halo pursuant to this Agreement, including but not limited to the Software and all components of the Software, free and clear of all title defects, liens, restrictions, claims charges, security interests or other encumbrances of any nature whatsoever, and

(b)	The Software is in good operating order, condition and repair.

                    5.24     Financial Condition.  Upon giving effect to the consummation of the transactions contemplated hereby, and assuming the value of the Gupta Business is at least equal to the amounts contemplated hereby, to the knowledge of Unify, the fair saleable value of the consolidated operating businesses of Unify and its subsidiaries (including, without limitation, the Gupta Business), operating as going concerns, is at least equal to the amount that will be required to be paid on or in respect of the existing indebtedness and other liabilities of Unify as they mature.

6          CONDITIONS TO UNIFY’S PERFORMANCE.  The obligations of Unify under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing by Unify:

                    6.1     Representations and Warranties; Covenants.  All representations and warranties of Halo contained in this Agreement, or any of the certificates, schedules, exhibits, or other documents attached to this Agreement or delivered to Unify pursuant to this Agreement shall be true, correct, and complete in all material respects on and as of the Closing Date, and Halo shall have executed and delivered to Unify a certificate dated as of the Closing Date to the foregoing effect.  All covenants hereunder to be performed by or on behalf of Halo on or before the Closing Date shall have been performed in all material respects.

                    6.2     Certificates.  Halo shall have delivered to Unify such certificates of the officers of Halo and others to evidence compliance with the conditions set forth in this Section 6 as may be reasonably requested by Unify.

                    6.3     No Governmental Proceedings or Litigation.  No Action by any Governmental Authority or other person shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated by this Agreement, that (a) questions the validity or legality of the transactions contemplated hereby, (b) could reasonably be expected to have a Material Adverse Effect on Halo or the Gupta Business, or (c) seeks to enjoin consummation of the transactions contemplated hereby or could reasonably be expected to cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

                    6.4     Permits.  Halo shall have transferred to Unify, or Unify shall have otherwise obtained, all Permits with respect to the Gupta Business, the absence of which would be likely to have a Material Adverse Effect on the Gupta Business.

                    6.5     No Material Adverse Changes.  There shall have been no Material Adverse Change in the Gupta Business.

                    6.6     Registration Agreement.  Halo shall have executed and delivered the Registration Agreement.

                    6.7     Warrant Agreement.  Halo shall have executed and delivered the Purchase Warrant.

                    6.8     License Agreement.  Halo shall have executed and delivered the License Agreements for licensing Unify NXJ and for a limited use license of ViaMode back to Unify (the “License Agreements”).

                    6.9     Disclosure Letter; Schedules.  Any changes to the Disclosure Letter and/or any Schedules hereto prepared by Halo and attached hereto shall (a) have been delivered to Unify and (b) be reasonably acceptable to Unify in both form and substance.

                    6.10   Financing Contingency.  Unify shall have obtained proceeds from an equity or debt financing, asset sales or other means, on such terms as are reasonably acceptable to it, in an amount sufficient, together with any available funds from working capital, to enable Unify to pay the remaining portion of the Cash Purchase Price to Halo.

                    6.11  Lender Consent.  Halo shall have delivered all requisite consents, approvals, waivers, releases of liens, or any other items from the appropriate parties under Halo’s agreements with Fortress Credit Corp. (or any subsequent lender) for the completion of the transactions contemplated hereby, including without limitation, the release of the Gupta Entities as guarantors and borrowers under the applicable credit agreements with Fortress and other lenders.

                    6.12.   Good Standing.  Halo shall have delivered certificates evidencing the good standing of Halo in Nevada and of the Gupta Entities in their respective organizational  jurisdictions.

                    6.13    Other Conditions.  The conditions set forth on the Unify Conditions Schedule shall have been satisfied.

7          CONDITIONS TO HALO’S PERFORMANCE.  The obligations of Halo under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing by Halo:

                    7.1     Representations and Warranties; Covenants.  All representations and warranties of Unify contained in this Agreement, or any of the certificates, schedules, exhibits, or other documents attached to this Agreement or delivered to Halo pursuant to this Agreement shall be true, correct, and complete in all material respects on and as of the Closing Date, and Unify shall have executed and delivered to Halo a certificate dated as of the Closing Date to the foregoing effect.  All covenants hereunder to be performed by or on behalf of Unify on or before the Closing Date shall have been performed in all material respects.

                    7.2     Certificates.  Unify shall have delivered to Halo such certificates of the officers of Unify and others to evidence compliance with the conditions set forth in this Section 7 as may be reasonably requested by Halo.

                    7.3     No Governmental Proceedings or Litigation.  No Action by any Governmental Authority or other person shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated by this Agreement, that (a) questions the validity or legality of the transactions contemplated hereby, (b) could reasonably be expected to have a Material Adverse Effect on Unify or the NavRisk Business or the ViaMode Product, or (c) seeks to enjoin consummation of the transactions contemplated hereby or could reasonably be expected to cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

                    7.4     Permits.  Unify shall have transferred to Halo, or Halo shall have otherwise obtained, all Permits with respect to the NavRisk Business or the ViaMode Product, the absence of which would be likely to have a Material Adverse Effect on the NavRisk Business or the ViaMode Product.

                    7.5     No Material Adverse Changes.  There shall have been no Material Adverse Change in NavRisk Business or in the ViaMode Product.

                    7.6     Consents.  Unify shall have obtained and delivered to Halo all of the consents of third parties required, if any, for the assignment to Halo of all Contracts assumed by Halo, which consents shall include waivers of rights to terminate, modify or accelerate such Contracts.

                    7.7     Instruments of Transfer.  Unify has executed and delivered to Halo good and sufficient instruments of transfer transferring to Halo title to all of the NavRisk Assets or the ViaMode Assets.  The instruments of transfer must be in form and substance reasonably satisfactory to Halo and its counsel.

                    7.8     Registration Agreement.  Unify shall have executed and delivered the Registration Agreement.

                    7.9     Warrant Agreement.  Unify shall have executed and delivered the Purchase Warrant.

                    7.10   License Agreement.  Unify shall have executed and delivered the License Agreements.

                    7.11   Disclosure Letter; Schedules.  Any changes to the Disclosure Letter and/or any Schedules hereto prepared by Unify and attached hereto shall (a) have been delivered to Halo and (b) be reasonably acceptable to Halo in both form and substance.

                    7.12   Other Conditions.  The conditions set forth on the Halo Conditions Schedule shall have been satisfied.

                    7.13   Delivery of Purchase Shares and Purchase Warrant.  Unify shall have delivered the Purchase Shares and the Purchase Warrant.

                    7.14   Payment of Cash Purchase Price.  Unify shall have delivered the Cash Purchase Price.

                    7.15   Lender Consent.  Halo shall have received from the appropriate parties under Halo’s agreements with Fortress Credit Corp. (or any subsequent lender) all requisite consents, approvals, waivers, releases of liens, and other items necessary for the completion of the transactions contemplated hereby, including without limitation, the release of the Gupta Entities as guarantors and borrowers under the applicable credit agreements with Fortress and other lenders.

                    7.16   Good Standing.  Unify shall have delivered certificates evidencing the good standing of Unify in Delaware and of Acuitrek in its organizational  jurisdiction.

8	OTHER COVENANTS AND AGREEMENTS.

                    8.1     Access and Investigation.  Prior to the Closing, upon reasonable prior notice each party will (i) afford the other party and its representatives full and free access to the properties, Contracts, Business Records, and other documents and data related to the respective businesses, (ii) furnish the other party and its representatives with copies of all such Contracts, Business Records, and (iii) furnish the other party and its representatives with such additional financial, operating, and other data and information as may be reasonably requested.

                    8.2     Further Assurances.  At or after the Closing, at the request of either party, the other party shall promptly execute and deliver or cause to be executed and delivered all such deeds, assignments, bills of sale, endorsements, powers of attorney, and other documents, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the requesting party, as may reasonably be requested in order to (a) vest in Halo title to and possession of the NavRisk Assets and ViaMode Assets and vest in Unify title to and possession of the Gupta LLC Interests and the Gupta Business, and (b) perfect and record, if necessary, the sale, transfer, assignment, conveyance, and delivery to Halo of the NavRisk Assets and ViaMode Assets.

                    8.3     Reimbursement of Certain Payments.  Unify and Halo acknowledge that, after the Closing Date, each may from time to time inadvertently make or receive payments which are actually due and payable or receivable by the other.  In the event that any such payment is made or received within six months after the Closing Date, the party making such payment will provide the other party with all invoices, statements and other supporting material that such other party may reasonably request and, after such other party has had a reasonable time to review such material, such other party shall reimburse the party originally making such payment for the amount of such payment which is properly allocable to such other party, or in the case of a receivable, the receiving party shall transfer such payment to the party to whom the payment was owed.

                    8.4     Business Records.  Not later than thirty (30) days after the Closing Date, Halo, at its expense, upon written request of Unify, shall deliver to Unify all of the Business Records of the Gupta Business, and Unify, at its expense, upon written request of Halo, shall deliver to Halo all of the Business Records of the NavRisk Business.

                    8.5      Conduct of Business.

(a)

Except as otherwise consented to in writing by Unify, from and after the date hereof until the Closing Date, Halo shall (A) carry on the Gupta Business in the ordinary course consistent with past practice and in such manner that the representations and warranties of Halo contained in Article IV hereof will continue to be true and correct in all material respects through the Closing Date and, consistent therewith, shall use commercially reasonable efforts to preserve intact the Gupta Business and Halo’s relationships with employees and persons having dealings with it; (B) not institute any new methods accounting that will vary materially from the methods used by Halo as of the date of this Agreement; (C) continue to operate its billing and collection policies and procedures with respect to the Gupta Business consistent with past practice; and (D) maintain its Books and Records in accordance with its past practices.

(b)

Except as otherwise consented to in writing by Halo, from and after the date hereof until the Closing Date, Unify shall (A) carry on the NavRisk Business in the ordinary course consistent with past practices and in such manner that the representations and warranties of Halo contained in Article V hereof will continue to be true and correct in all material respects through the Closing Date and, consistent therewith, shall use commercially reasonable efforts to preserve intact the NavRisk Business and  the ViaMode Product and Halo’s relationships with employees and persons having dealings with it; (B) not institute any new methods accounting that will vary materially from the methods used by Unify as of the date of this Agreement; (C) continue to operate its billing and collection policies and procedures with respect to the NavRisk Business consistent with past practice; and (D) maintain its Books and Records in accordance with its past practices.

                    8.6       Restricted Activities and Transactions.

(a)

Halo shall not engage, or agree to engage, in any one or more of the following activities or transactions, except in the ordinary course of business, without the prior written permission of Unify after no less than five (5) Business Days prior written notice (i) take any action or omit to take any action or cause another

Person to take an action or omit to take an action that may damage, harm, encumber or otherwise have an adverse effect on the Gupta Business; (ii) destroy or remove from the facilities any Books or Records maintained in connection with the Gupta Business; (iii) terminate any policies of title, liability, fire, workers’ compensation, property and any other form of insurance covering the Gupta Entities or the Gupta Business; (iv) settle any lawsuit or claim if such settlement imposes any continuing liability or non-monetary obligation on the Gupta Business or any of Gupta Entities; (v) waive any material claims or rights relating to the Gupta Business; or (vi) take any action or omit to take any action that would cause the representations and warranties of Halo contained in Article IV hereof to be untrue, inaccurate or misleading.

(b)

Unify shall not engage, or agree to engage, in any one or more of the following activities or transactions, except in the ordinary course of business, without the prior written permission of Halo after no less than five (5) Business Days prior written notice (i) take any action or omit to take any action or cause another Person to take an action or omit to take an action that may damage, harm, encumber or otherwise have an adverse effect on any of the NavRisk Assets or ViaMode Assets; (ii) destroy or remove from the facilities any Books or Records maintained in connection with the NavRisk Business; (iii) terminate any policies of title, liability, fire, workers’ compensation, property and any other form of insurance covering the NavRisk Assets or ViaMode Assets or operations of the NavRisk Business or the ViaMode Product; (iv) settle any lawsuit or claim if such settlement imposes any continuing liability or non-monetary obligation on the NavRisk Business or any of the NavRisk Assets or ViaMode Assets; (v) waive any material claims or rights relating to the NavRisk Assets or ViaMode Assets or the NavRisk Business; or (vi) take any action or omit to take any action that would cause the representations and warranties of Unify contained in Article V hereof to be untrue, inaccurate or misleading.

                    8.7      Employee Matters.

(a)

Upon execution of this Agreement, Unify and Halo will prepare and agree upon a list of Unify employees who will be hired by Halo at the Closing.  Nothing herein shall require any employee to accept employment with Halo.  Employees of the Gupta Entities as set forth on the Gupta Employees Schedule will remain employees of the Gupta Entities after the Closing, with the Gupta Entities as subsidiaries of Unify.

(b)

Following the Closing, (A) Halo shall provide employees of Unify who accept employment with Halo with (i) benefit plans providing coverage and benefits which, in the aggregate, are no less favorable than those provided to similarly situated employees of Halo and (ii) credit for years of service with Unify prior to the Closing for purpose of eligibility and vesting pursuant to Halo’s plans and policies to the extent such service was recognized for such purpose by a comparable Halo Benefit Arrangement (but not for accrual of benefits to the extent that such credit would result in a duplication of benefits) and (B) Unify shall provide employees of the Gupta Entities with (i) benefit plans providing coverage and benefits which, in the aggregate, are no less favorable than those provided to similarly situated employees of Unify and (ii) credit for years of service with Halo or the Gupta Entities prior to the Closing for purpose of eligibility and vesting pursuant to Unify’s plans and policies to the extent such service was recognized for such purpose by a comparable Unify Benefit Arrangement (but not for accrual of benefits to the extent that such credit would result in a duplication of benefits).  The preceding sentence shall not preclude Halo or Unify or any subsidiary of Halo or Unify at any time following the Closing from terminating the employment of any employee and shall not modify or alter the at-will status of any employee.  The transactions contemplated hereby will not result in accelerated vesting of any Halo stock options.  The transactions contemplated hereby will result in accelerated vesting of any Unify stock options held by employees of the NavRisk business and Unify shall remain responsible for all such options in accordance with their terms.

(c)

The Parties shall cooperate fully with each other, including by providing such information as is necessary or appropriate, to enable the Parties to satisfy their respective obligations pursuant to this Section 8.7.  The Parties shall pay all premiums, fees and accruals relating to all compensation and Benefit Arrangements for their respective employees due or payable prior to the Closing.

(d)

Except for the hiring of employees specifically contemplated by this Agreement, from and after the date of this Agreement and for a period of 12 months after the Closing, (i) Halo shall not directly or indirectly recruit, solicit or hire any employee of Unify or any of its subsidiaries, or induce or attempt to induce or take any action which is intended to induce any employee of Unify or any of its subsidiaries to terminate his or her employment with, or otherwise cease his or her relationship with Unify or its subsidiaries, or interfere in any manner with the contractual or employment relationship between Unify or any of its subsidiaries and any employee of Unify or its subsidiaries and (ii) Unify shall not directly or indirectly recruit, solicit or hire any employee of Halo or any of its subsidiaries, or induce or attempt to induce or take any action which is intended to induce any employee of Halo or any of its subsidiaries to terminate his or her employment with, or otherwise cease his or her relationship with Halo or its subsidiaries, or interfere in any manner with the contractual or employment relationship between Halo or any of its subsidiaries and any employee of Halo or its subsidiaries.

                    8.        Non-Solicitation.

(a)

From and after the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, Halo will not, and will not permit its directors, officers, investment bankers, affiliates, representatives and agents to, (i) solicit, initiate, or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Gupta Acquisition Proposal, or (ii) engage in, or enter into, any negotiations or discussions concerning any Gupta Acquisition Proposal.  Halo will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

(b)

From and after the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, Unify will not, and will not permit its directors, officers, investment bankers, affiliates, representatives and agents to, (i) solicit, initiate, or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any NavRisk/ViaMode Acquisition Proposal, or (ii) engage in, or enter into, any negotiations or discussions concerning any NavRisk/ViaMode Acquisition Proposal.  Unify will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

(c)	For Purposes of this Agreement:

“Gupta Acquisition Proposal” means any bona fide inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving the Gupta Business, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of  any assets of  the Gupta Business in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of Gupta LLC, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Gupta Business, (v) transaction which is similar in form, substance or purpose to any of the foregoing transactions, or (vi) public announcement of an agreement, proposal, plan or intention to do any of the foregoing, provided, however, that the term “Gupta Acquisition Proposal” shall not include the transactions contemplated by this Agreement.

“NavRisk/ViaMode Acquisition Proposal” means any bona fide inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving the NavRisk Business or the ViaMode Product, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of  any assets of  the NavRisk Busuiness or the ViaMode Product in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the NavRisk Business or the ViaMode Product, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the NavRisk Business or the ViaMode Product, (v) transaction which is similar in form, substance or purpose to any of the foregoing transactions, or (vi) public announcement of an agreement, proposal, plan or intention to do any of the foregoing, provided, however, that the term “NavRisk/ViaMode Acquisition Proposal” shall not include the transactions contemplated by this Agreement.

          In addition to the obligations set forth in this Section 8.8, the Parties will promptly (and in any event within twenty-four (24) hours) advise the other, orally and in writing, if any Gupta Acquisition Proposal or NavRisk/ViaMode Acquisition Proposal is made or proposed to be made or any information or access to properties, books or records of Halo or Unify is requested in connection with a Gupta Acquisition Proposal or a NavRisk/ViaMode Acquisition Proposal, the principal terms and conditions of any such Gupta Acquisition Proposal or NavRisk/ViaMode Acquisition Proposal or potential Gupta Acquisition Proposal or potential NavRisk/ViaMode Acquisition Proposal inquiry and the identity of the party making such proposal, potential proposal or inquiry.  The Parties will keep each other advised of the status and details (including amendments and proposed amendments) of any such request, Gupta Acquisition Proposal or NavRisk/ViaMode Acquisition Proposal.

                    8.9      Delivery of Gupta Audited Financial Statements.  Halo will provide to Unify a set of fully audited financial statements for Gupta for the year ended June 30, 2006 as soon as they are available, but no later than September 30, 2006.  For the avoidance of doubt, the audited financials Halo will provide will be the financials of Gupta prepared as part of Halo’s annual audit of Halo and its Subsidiaries, and nothing shall require a separate audit of Gupta.

                    8.10     Delivery of un-audited Monthly Financial Statements.

(a)	Halo shall prepare and deliver to Unify the Gupta monthly financial statements within 15 days following the end of the month and

(b)	Unify shall prepare and deliver to Halo the NavRisk monthly financial statements within 15 days following the end of the month.

                    8.11     Notice of Developments and Amendment of Schedules.

(a)

Between the date of this Agreement and the Closing Date, Halo shall promptly notify Unify in writing if Halo becomes aware of (i) any fact or condition that causes or constitutes a breach of any of Halo’s representations and warranties as of the date of this Agreement, or if Halo becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, or (ii) any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Change on the Gupta Business or the Gupta Assets or would reasonably be expected to prevent or materially delay the consummation of the contemplated transactions.  No notice provided for under this Section 8.11(a) shall be deemed to cure any breach of representation, warranty or covenant or update any Schedule (except to the extent accepted by Unify in writing) or otherwise affect in any respect the rights and remedies of Unify.

(b)

Between the date of this Agreement and the Closing Date, Unify shall promptly notify Halo in writing if Unify becomes aware of (i) any fact or condition that causes or constitutes a breach of any of Unify’s representations and warranties as of the date of this Agreement, or if Unify becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, or (ii) any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Change on the NavRisk Business, the ViaMode Product, the NavRisk Assets or the ViaMode Assets or would reasonably be expected to prevent or materially delay the consummation of the contemplated transactions.  No notice provided for under this Section 8.11(b) shall be deemed to cure any breach of representation, warranty or covenant or update any Schedule (except to the extent accepted by Halo in writing) or otherwise affect in any respect the rights and remedies of Halo.

(c)

Halo shall supplement or amend its Disclosure Letter and the Schedules hereto provided by Halo, including, without limitation, Unify Assumed Liabilities Schedule, the Gupta Assets Schedule, the Gupta Debts Schedule, the Gupta Real Property Schedule, the Tax Returns Schedule, the Gupta Employees Schedule, the Employee Benefits Schedule, the Gupta Contract Schedule, the Gupta Insurance Schedule and the Gupta Customer Relations Schedule (the “Halo Schedules”) as of the Closing Date in order to make the information set forth therein timely, complete and accurate, and shall deliver to Unify such amended or supplemented Schedules no later than five (5) business days prior to the Closing.  For purposes of determining the fulfillment of the condition set forth in Section 6.1 as of the Closing, the Halo Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto (except to the extent accepted by Unify in writing).  For purposes of determining the accuracy of the representations and warranties contained in Article IV and for purposes of determining the fulfillment of the condition set forth in Section 6.9 as of the Closing, the Halo Schedules shall be deemed to include all information contained in such supplement or amendment whether or not accepted by Unify.

(d)

Unify shall supplement or amend its Disclosure Letter and the Schedules hereto provided by Unify, including, without limitation, the Halo Assumed Liabilities Schedule, the Unify Assets Schedule, the Unify Debts Schedule, the Real Property Schedule, the Unify Tax Returns Schedule, the Unify Employee Benefits Schedule, the Unify Contracts Schedule, the Unify Insurance Schedule, the Unify Permits Schedule, the Employees Schedule and the Customer Relations Schedule (the “Unify Schedules”) as of the Closing Date in order to make the information set forth therein timely, complete and accurate, and shall deliver to Halo such amended or supplemented Schedules no later than five (5) business days prior to the Closing.  For purposes of determining the fulfillment of the condition set forth in Section 7.1 as of the Closing, the Unify Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto (except to the extent accepted by Halo in writing).  For purposes of determining the accuracy of the representations and warranties contained in Article V and for purposes of determining the fulfillment of the condition set forth in Section 7.11 as of the Closing, the Unify Schedules shall be deemed to include all information contained in such supplement or amendment whether or not accepted by Halo.

9	INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES; DISPUTES.

                    9.1     Survival of Representations and Warranties.  Notwithstanding the Closing of the transactions contemplated under this Agreement, or any investigation made by or on behalf of any party to this Agreement, the representations and warranties of the parties contained in this Agreement will survive the Closing for a period of one year, except that the representations and warranties of Unify contained in Section 5.4, shall survive indefinitely, and that the representations and warranties of Unify and/or Halo concerning Taxes shall survive until the statute of limitations applicable to the underlying claim expires; provided, however, as to any breach of, or misstatement in, any such representation or warranty as to which the non-breaching party as given notice to the breaching party on or prior to the expiration of the applicable period, as above set forth, the same will continue to survive beyond said period, but only as to the circumstances referenced in such notice.

                    9.2     Halo’s Indemnification.  Halo will indemnify and save harmless Unify and its respective Affiliates and their respective shareholders, directors, officers, employees, representatives and agents from any and all Claims, costs (including of investigations or preparation for defense), expenses, losses, damages (actual or punitive) and liabilities incurred or suffered, directly or indirectly, by any of them (including, without limitation, reasonable legal fees and expenses) (collectively, the “Losses”) resulting from or attributable to (a) the breach of, or misstatement in, any one or more of the representations or warranties of Halo made in or pursuant to this Agreement; (b) any Claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations or warranties of Halo made in or pursuant to this Agreement, and (c) breach of any covenant of Halo contained herein;  provided, however, that, (A) Halo shall not be required to pay any Losses with respect to the breach of any representation or warranty pursuant to the foregoing clauses (a) or (b) unless the aggregate amount of all Losses exceeds $200,000, in which case all Losses shall be paid in excess of $200,000, and (B) in no event shall the aggregate amount of Losses payable by Halo exceed $5,000,000.   The limitation on damages set forth in this Section 9.2 shall not apply to any Losses incurred due to fraud.

                    9.3     Unify’s Indemnification.  Unify will indemnify and save harmless Halo and its respective Affiliates and their respective shareholders, directors, officers, employees, representatives and agents from any and all Losses resulting from or attributable to (a) the breach of, or misstatement in, any one or more of the representations or warranties of Unify made in or pursuant to this Agreement; (b) any Claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations or warranties of Unify made in or pursuant to this Agreement; or (c) breach of any covenant of Unify contained herein; provided, however, that, (A) Unify shall not be required to pay any Losses with respect to the breach of any representation or warranty pursuant to the foregoing clauses (a) or (b) unless the aggregate amount of all Losses exceeds $200,000, in which case all Losses shall be paid in excess of $200,000, and (B) in no event shall the aggregate amount of Losses payable by Unify exceed $5,000,000. The limitation on damages set forth in this Section 9.3 shall not apply to any Losses incurred due to fraud.

                    9.4     Indemnification Procedure for Third Party Claims.  In the event that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an Affiliate of such a party (including, but not limited to any domestic or foreign court or Governmental Authority, federal, state or local) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim).  The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such claim, [which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”)], to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval.

A.

In the event that the Indemnifying Party shall fail to give such notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

B.

In the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be reasonably withheld or delayed.  Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party or its Affiliates, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party or its Affiliates for which the Indemnified Party is not entitled to indemnification hereunder.  The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party or its Affiliates (and the cost of such defense shall constitute a Loss for which the Indemnified Party is entitled to indemnification hereunder).  If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 9.4B, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect.  If the Indemnified Party fails to consent to such firm offer within thirty (30) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such thirty (30) day period.

C.

Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

D.

A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 9.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

E.

The Indemnifying Party shall be subrogated to the Indemnified Party’s rights of recovery to the extent of any Loss satisfied by the Indemnifying Party.  The Indemnified Party shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to books and records of the Company.

                    9.5      Direct Claims.  It is the intent of the parties hereto that all direct Claims by an Indemnified Party against a party hereto not arising out of Third Party Claims shall be subject to and benefit from the terms of this Article 9.  Any claim under this Article 9 by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party written notice thereof.

                    9.6     Characterization of Indemnification Payments.  Unify and Halo agree to treat any payment under this Article 9 as an adjustment to the Purchase Price.  If, contrary to the intent of Unify and Halo as expressed in the preceding sentence, any payment made pursuant to this Article 9 is treated as taxable income of an Indemnified Party, then the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from any liability for Taxes attributable to the receipt of such payment.

10	UNIFY TAX MATTERS.

                   10.1     Payment of Taxes.  Unify shall pay, and indemnify, defend and hold Halo, and all its subsidiaries harmless against, any and all Taxes of the NavRisk Business (including without limitation, any Taxes due from Unify) allocable to any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”).  In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of any Taxes based on or measured by income or receipts of the NavRisk Business  allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the NavRisk Business allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such taxable period.

                    10.2     Preparation of Tax Returns.  Unify shall prepare and file all income Tax Returns for the NavRisk Business for any tax periods ending on or prior to the Closing Date, except for any Tax Returns relating to the NavRisk Business due after the Closing Date in which case Halo shall prepare such Tax Returns and Unify shall have the right to review and approve such Tax Returns at least 10 business days prior to filing, which approval shall not be unreasonably withheld.  Except as otherwise provided in the preceding sentence, Halo shall prepare all Tax Returns for the NavRisk Business.  Unify shall reimburse Halo for Taxes of the NavRisk Business which are allocable to the Pre-Closing Period (in accordance with Section 10.1) within 15 days after payment by Halo or its subsidiaries of such Taxes, provided, however, that such reimbursement shall be made only to the extent that such Taxes exceed the amount, if any, included in the determination of the NavRisk Net Working Capital as of the Closing Date.  Halo shall not file, or cause the NavRisk Business or any of its subsidiaries to file, any amended Tax Returns for the NavRisk Business  or any of Halo’s subsidiaries for tax periods that include a period prior to the Closing Date without prior written consent of Unify, such consent not to be unreasonably withheld or delayed.

                    10.3     Payment Over of Refunds.  Halo shall pay or cause to be paid any refund, overpayment, or credit (including any interest paid or credited with respect thereto) of Taxes attributable to Tax periods (or portions thereof) ending on or before the Closing Date with respect to the NavRisk Business, to the extent Halo or a subsidiary receives such amounts.

                    10.4     Control of Tax Audits.  Unify shall have the right, at its own expense, to control any audit or examination by any Governmental Authority (a “Tax Audit”), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the NavRisk Business; provided that Unify shall not resolve any such contest without the consent of Halo, such consent not to be unreasonably withheld or delayed.  Halo shall have the right, at its own expense, to control, or have the NavRisk Business  control, any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment for tax years beginning after the Closing Date.

                    10.5     Cooperation.  Halo, and its Subsidiaries, on the one hand, and Unify, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 10, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Halo and Unify shall (i) retain all books and records with respect to Tax matters pertinent to the NavRisk Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Halo or Unify, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Halo or Unify as the case may be, shall allow the other party to take possession of such books and records.  Upon request, Halo and Unify further agree to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

                    10.6     Characterization of Payments.  All payments made pursuant to this Article 10 shall be consistently treated as adjustments to the purchase price for all Tax purposes by Halo and Unify.

11	HALO TAX MATTERS.

                    11.1     Payment of Taxes.  Halo shall pay, and indemnify, defend and hold Unify, and all its subsidiaries harmless against, any and all Taxes of the Gupta Business (including without limitation, any Taxes due from Halo) allocable to any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”).  In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of any Taxes based on or measured by income or receipts of the Gupta Business allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Gupta Business allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such taxable period.

                    11.2     Preparation of Tax Returns.  Halo shall prepare and file all income Tax Returns for the Gupta Business for any tax periods ending on or prior to the Closing Date, except for any Tax Returns relating to the Gupta Business due after the Closing Date in which case Unify shall prepare such Tax Returns and Halo shall have the right to review and approve such Tax Returns at least 11 business days prior to filing, which approval shall not be unreasonably withheld.  Except as otherwise provided in the preceding sentence, Unify shall prepare all Tax Returns for the Gupta Business.  Halo shall reimburse Unify for Taxes of the Gupta Business and the Subsidiaries which are allocable to the Pre-Closing Period (in accordance with Section 11.1) within 15 days after payment by Unify or its subsidiaries of such Taxes, provided, however, that such reimbursement shall be made only to the extent that such Taxes exceed the amount, if any, included in the determination of the Gupta Net Working Capital as of the Closing Date.  Unify shall not file, or cause the Gupta Business or any of its subsidiaries to file, any amended Tax Returns for the Gupta Business or any of Unify’s subsidiaries for tax periods that include a period prior to the Closing Date without prior written consent of Halo, such consent not to be unreasonably withheld or delayed.

                    11.3     Payment Over of Refunds.  Unify shall pay or cause to be paid any refund, overpayment, or credit (including any interest paid or credited with respect thereto) of Taxes attributable to Tax periods (or portions thereof) ending on or before the Closing Date with respect to the Gupta Business, to the extent Unify or a subsidiary receives such amounts.

                    11.4     Control of Tax Audits.  Halo shall have the right, at its own expense, to control any audit or examination by any Governmental Authority (a “Tax Audit”), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Gupta Business; provided that Halo shall not resolve any such contest without the consent of Unify, such consent not to be unreasonably withheld or delayed.  Unify shall have the right, at its own expense, to control, or have the Gupta Business control, any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment for tax years beginning after the Closing Date.

                    11.5     Cooperation.  Unify, and its Subsidiaries, on the one hand, and Halo, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 11, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Unify and Halo shall (i) retain all books and records with respect to Tax matters pertinent to the Gupta Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Unify or Halo, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Unify or Halo as the case may be, shall allow the other party to take possession of such books and records.  Upon request, Unify and Halo further agree to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

                    11.6     Characterization of Payments.  All payments made pursuant to this Article 11 shall be consistently treated as adjustments to the purchase price for all Tax purposes by Unify and Halo.

12	GENERAL PROVISIONS.

                    12.1     Successors and Assigns.  The rights under this Agreement are not assignable nor are the duties delegable by a party without the written consent of the other party first having been obtained, and any attempted assignment or delegation without such consent will be null and void.

                    12.2     Section Headings.  The Section headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                    12.3     Expenses.  Whether or not the obligations of the parties hereto are performed and except as otherwise expressly provided herein, each party shall pay its own expenses incident to the preparation of this Agreement and for the consummation of the transactions contemplated hereby.

                    12.4     Disclosure Letter. Information disclosed in one Section of each party’s Disclosure Letter shall suffice, without repetition or cross-reference, as a disclosure of such information in any other relevant Section of the Disclosure Letter, if the disclosure in respect of such one Section of the Disclosure Letter is sufficient on its face without further inquiry reasonably to inform the other party of the information required to be disclosed in respect of such other Sections of the Disclosure Letter to avoid a misrepresentation under the relevant counterpart Sections of the Agreement.

                    12.5     Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to any conflicts of Laws provisions which would cause the application of the domestic substantive Laws of any other jurisdiction.

                    12.6     WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                    12.7     Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, and all such counterparts shall constitute but one and the same instrument. This Agreement, once executed, may be delivered to either party through the use of facsimile transmission.  In this regard, any and all signatures of the parties appearing on any facsimile copies of the signature page of this Agreement shall be deemed, unless otherwise proved, the valid signature of the executing party.

                    12.8     Notice.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement: (a) when personally delivered; (b) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back; (c) five (5) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid; or (d) one (1) business day after having been delivered by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

If to Halo:	Halo Technology Holdings, Inc.
200 Railroad Avenue
Greenwich, CT 06830
Attention: Ernest C. Mysogland

If to Unify:	Unify Corporation, Attn President
2101 Arena Blvd, Ste 100
Sacramento, CA 95834

                    12.9     Severability.  In the event that any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                    12.10   Waiver.  No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default by another party shall impair any such right, power, or remedy except as expressly set forth herein.  Any waiver, permit, consent, or approval of any kind or character of any breach or default under this Agreement or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  The rights and remedies granted the parties under this Agreement are cumulative and the waiver of any single remedy will not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

                    12.11   Confidentiality; Public Statements.  Except as required by Law, no party hereto shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior written approval of the other parties.

                    12.12   Entire Agreement.  This Agreement, including all Schedules and the Disclosure Letters and Financial Statements attached hereto (with such changes to the Schedules and Disclosure Letters as may be accepted in writing by Halo or Unify as the case may be), is the entire agreement between the parties regarding the subject matter hereof.  This Agreement constitutes an agreement solely between the parties hereto, and is not intended to and shall not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any person (including, without limitation, any employees or former employees) other than the parties hereto and their respective legal representatives, successors, or permitted assigns, or otherwise constitute any person a third party beneficiary under or by reason of this Agreement.  Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

                    12.13   Termination.

A.	This Agreement may be terminated at any time prior to Closing:

	(i)	By mutual written consent of Unify and Halo;

(ii)

By Unify or Halo if the Closing shall not have occurred on or before December 29, 2006; provided, however, that this provision shall not be available to Unify if Halo has the right to terminate this Agreement under clause (iv) of this Section 12.13A, and this provision shall not be available to Halo if Unify has the right to terminate this Agreement under clause (iii) of this Section 12.13A.

(iii)

By Unify if there is a material breach of any representation or warranty set forth in Article IV hereof or any material covenant or agreement to be complied with or performed by Halo pursuant to the terms of this Agreement or the failure of a condition set forth in Article VI (other than the financing contingency set forth in Section 6.10) to be satisfied (and such condition is not waived in writing by Unify) on or prior to the Closing Date, or the occurrence of any event that results or could reasonably be expected to result in the failure of a condition set forth in Article VI (other than the financing contingency set forth in Section 6.10) to be satisfied on or prior to the Closing Date; provided, however, that Unify may not terminate this Agreement prior to the Closing Date if Halo has not had an adequate opportunity to cure such failure (but in no event a period of longer than 5 days); or

(iv)

By Halo if there is a material breach of any representation or warranty set forth in Article V hereof or of any material covenant or agreement to be complied with or performed by Unify pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII (other than the lender consent condition set forth in Section 7.15) to be satisfied (and such condition is not waived in writing by Halo) on or prior to the Closing Date, or the occurrence of any event which results or could reasonably be expected to result in the failure of a condition set forth in Article VIII (other than the lender consent condition set forth in Section 7.15) to be satisfied on or prior to the Closing Date; provided, however, that Halo may not terminate this Agreement prior to the Closing Date if Unify has not had an adequate opportunity to cure such failure (but in no event a period of longer than 5 days).

	(v)	By Unify if there is a failure of the financing contingency set forth in Section 6.10 to be satisfied (and such condition is not waived in writing by Unify) on or prior to the Closing Date.

(vi)

By Halo if there is a failure of the lender consent condition set forth in Section 7.15 to be satisfied (and such condition is not waived in writing by Halo) on or prior to the Closing Date, or by Unify if there is a failure of the lender consent condition set forth in Section 6.11 to be satisfied (and such condition is not waived in writing by Unify) on or prior to the Closing Date.

B.	In the event of termination of this Agreement:

(i)

Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

	(ii)	No confidential information received by any party with respect to the business of any other party or its Affiliates shall be disclosed to any third party, unless required by Law; and

(iii)

In the event that this Agreement shall be terminated pursuant to Section 12.13A(i) or (ii) hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party and each party hereto shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.  The termination of this Agreement except pursuant to Section 12.13A(i) shall not affect the right of any party to bring an action for willful breach of this Agreement.

	(iv)	In the event that this Agreement shall be terminated by Unify pursuant to Section 12.13A(v), the Deposit shall be converted into securities of Halo as set forth in Section 12.13C below.

	(v)	In the event that this Agreement shall be terminated by Halo or by Unify pursuant to Section 12.13A(vi), the Deposit shall be returned to Unify within ten (10) business days.

(vi)

In the event that this Agreement is terminated by Halo pursuant to Section 12.13A(iv), the Deposit shall be retained by Halo.  Retention of the Deposit shall not affect the right of Halo to bring an action for breach of this Agreement.

(vii)

In the event that this Agreement is terminated by Unify pursuant to Section 12.13A(iii), the Deposit shall be returned by Halo within ten (10) business days.  The refund of the Deposit by Halo to Unify shall not affect the right of Unify to bring an action for breach of this Agreement.

	(viii)	In the event that this Agreement shall be terminated by the parties pursuant to Section 12.13A(i), the Deposit shall be converted into securities of Halo as set forth in Section 12.13C below.

	(ix)	In the event that this Agreement shall be terminated by either party pursuant to Section 12.13A(ii), the Deposit shall be converted into securities of Halo as set forth in Section 12.13C below.

C.

Deposit Conversion into Halo Securities.  In the event that the Deposit is to be converted into Halo securities as provided in Sections 12.13B(iv), (viii) or (ix) above, the Deposit shall convert into (i) 400,000 shares of Halo’s common stock (the “Halo Stock”), and (ii) in the event that the volume weighted average closing price of Halo’s common stock for the ten trading days ending on the day prior to the Closing Date (the “Market Price”) is less than $1.25 per share (as adjusted for stock splits, reverse stock splits and similar changes in Halo’s capital structure), then (a) if the Market Price is less than $1.25 per share, but equal to or greater than $1.00 per share, Halo shall issue to Unify warrants to acquire 100,000 shares of Halo Stock, or (b) if the Market Price is less than $1.00 per share, but equal to or greater than $.75 per share, Halo shall issue to Unify warrants to acquire 200,000 shares of Halo Stock, or (c) if the Market Price is less than $.75 per share, Halo shall issue to Unify warrants to acquire 300,000 shares of Halo Stock.  For the avoidance of doubt, in the event that the Market Price is less than $1.25 per share, the maximum amount of warrants Halo will issue to Unify will be warrants to acquire 300,000 shares of Halo Stock.  If any warrants are issued to Unify pursuant to this Section 12.13C, the exercise price of the warrants will be $1.25 per share, and the warrants will be in the form of Purchase Warrant attached hereto. In the event the Deposit is converted into shares of Halo Stock (and warrants if applicable) the parties agree to enter into an agreement to register such shares of Halo Stock and the shares of Halo Stock issuable upon exercise of any Halo warrants issued under this section, such agreement to be mutually acceptable and containing the same terms as the Registration Agreement.

                    12.14   Non-Competition.  For a period commencing on the Closing Date and terminating on the second anniversary of the Closing Date (the “Restricted Period”):

A.

Halo, unless acting in accordance with Unify’s prior written consent (which consent may be withheld in Unify’s sole discretion) shall not, in the United States or any other place where Unify or any of Unify’s Affiliates conducts the Gupta Business, or any part thereof, directly or indirectly (whether as an owner, partner, shareholder, agent, or otherwise), own, manage, operate, control, invest in, perform services for (alone or in association with any Person) or participate in any manner in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer, or similar affiliation with, any business or enterprise that engages in or owns, invests in, operates, manages, or controls any venture or enterprise that engages or proposes to engage in the embedded database and related software development tools business, or any part thereof; provided, however, that (i) a business or enterprise in the embedded database and related software development tools business shall not include a business or enterprise in which such business accounts for less than ten percent (10%) of the revenues, income, or the value of the assets of such business or enterprise and (ii) Halo may own, directly or indirectly, solely as an investment, securities of any Person engaged in the embedded database and related software development tools business having a class of securities (a) registered under the Securities Exchange Act of 1934 and (b) publicly traded, if Halo is not involved in the business of said corporation and if Halo and Halo’s associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not, directly or indirectly, own more than an aggregate of five percent (5%) of any class of securities of such Person.

B.

Unify, unless acting in accordance with Halo’s prior written consent (which consent may be withheld in Halo’s sole discretion) shall not, in the United States or any other place where Halo or any of Halo’s Affiliates conducts the NavRisk Business, or any part thereof, directly or indirectly (whether as an owner, partner, shareholder, agent, or otherwise), own, manage, operate, control, invest in, perform services for (alone or in association with any Person) or participate in any manner in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer, or similar affiliation with, any business or enterprise that engages in or owns, invests in, operates, manages, or controls any venture or enterprise that engages or proposes to engage in the risk management software and solution business, or any part thereof; provided, however, that (i) a business or enterprise in the risk management software and solution business shall not include a business or enterprise in which the such business accounts for less than ten percent (10%) of the revenues, income, or the value of the assets of such business or enterprise and (ii) Unify may own, directly or indirectly, solely as an investment, securities of any Person engaged in the risk management software and solution business having a class of securities (a) registered under the Securities Exchange Act of 1934 and (b) publicly traded, if Unify is not involved in the business of said corporation and if Unify and Unify’s associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not, directly or indirectly, own more than an aggregate of five percent (5%) of any class of securities of such Person.  Furthermore, Unify shall not compete, in the manner contemplated by this Section 12.14B, with the ViaMode Product, provided that Unify may operate as contemplated in the license agreements between the parties regarding the ViaMode Product.

          The covenants contained in this Section 12.14 and Section 8.7(d) shall be construed as a series of separate covenants, one for each of the cities and counties in each of the states of the United States of America and one for each country in the world other than the United States.  It is the desire and intent of the parties that these covenants shall be enforced to the fullest extent permissible under applicable law.  If any particular provision or portion of this Section 12.14 or Section 8.7(d) shall be adjudicated to be invalid or unenforceable, this Section 12.14 or Section 8.7(d) shall be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable.  Such amendment shall apply only with respect to the operation of the paragraph in the particular jurisdiction in which such adjudication was made.  If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any covenant contained in this Section 12.14 or Section 8.7(d) (including, without limitation, the separate geographical covenants deemed included in this Agreement), then such unenforceable covenants shall be deemed deleted from this Section 12.14 or Section 8.7(d) to the extent necessary to permit the remaining separate covenants to be enforced.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

UNIFY CORPORATION

By:	/s/ Todd E. Wille

Name:	Todd E. Wille
Title:	President and CEO

HALO TECHNOLOGY HOLDINGS, INC.

By:	/s/ Ernest Mysogland

Name:	Ernest (JR) Mysogland
Title:	Executive Vice President

GLOSSARY SCHEDULE

          “Acquisition Documents” shall mean this Agreement, the Registration Agreement and the Purchase Warrant.

          “Acuitrek” has the meaning set forth in Recital D hereof.

          “Action” shall mean any charge, complaint, action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation, and is first used as a defined term in Section 4.13.

          “Affiliate” or “affiliate” shall mean any person or entity, directly or indirectly, controlling, controlled by, or under common control with the person of which it is an affiliate, and is first used as a defined term in Section 4.13.

          “Assumed Liabilities” means the liabilities set forth on the Assumed Liabilities Schedule limited in amount as set forth on the Halo Assumed Liabilities Schedule.

          “Benefit Arrangement” means any employment, consulting, severance or other similar Contracts, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any “voluntary employees’ beneficiary association”) as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, and (iii) covers any employee or former employee, and is first used as a defined term in the definition of Employee Plans.

           “Business” means, as the context requires, either (i) the Gupta Business, or (ii) the NavRisk Business and the ViaMode Product.

          “Business Records” means all books, records, lists, ledgers, files, computer data, disks and files (including software and firmware), reports, plans, drawings and operating records of any kind, including, without limitation, all corporate and tax books and records.

          “Cash Purchase Price” has the meaning set forth in Section 2.2 hereof.

          “Claims” means all claims, causes of action, choses in action, rights of recovery and rights of set-off of whatever kind or description against any person or entity.

          “Closing” has the meaning set forth in Section 3.1 hereof.

          “Closing Date” has the meaning set forth in Section 3.1 hereof.

          “COBRA” means Part 6 of Title 1 of ERISA or Code Section 4980B.

          “Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

          “Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, consulting agreements, work-for-hire agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations, license agreements and other agreements of any kind related to any of the Intellectual Property and the Software, and other executory commitments, whether oral or written, express or implied.

          “Defense Counsel” has the meaning set forth in Section 9.4 hereof.

          “Defense Notice” has the meaning set forth in Section 9.4 hereof.

          “Deposit” has the meaning set forth in Section 2.1 hereof.

          “Direct Claim” has the meaning set forth in Section 9.4 hereof.

          “Disclosure Letter” means in the case of Unify, the Disclosure Letter prepared by Unify, and in the case of Halo, the Disclosure Letter prepared by Halo.

          “Employee Plans” means all Benefit Arrangements, Pension Plans, Multiemployer Plans and Welfare Plans.

          “Environmental Law” means any federal, state, or local Laws, regulations,  ordinances, orders, permits and judgments, and common Law relating to the  protection of the environment, including any Law of strict liability, nuisance or with respect to conducting abnormally dangerous activities including, without limitation, provisions pertaining to or regulating air pollution, water pollution, noise control, wetlands, water courses, natural resources, wildlife, Hazardous Materials, or any other activities or conditions which impact or relate to the environment or nature. Such Environmental Laws shall include, without limitation, CERCLA, RCRA, the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., the Emergency Planning and Community Right to Know Act (“EPCRA”), as amended, 42 U.S.C. Section 11001 et seq., the Oil Pollution Act, as amended, 33 U.S.C. Section 2701 et seq., and the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.

           “ERISA” means the Employee Retirement Income Security Act of 1974.

          “ERISA Affiliate” means, with respect to each party, any person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which such party is a member or (ii) solely for the purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the Lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such party is a member.

           “Financial Statements” means the Gupta Financial Statements or the NavRisk Financial Statements.

           “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

          “Governmental Authority” means any government, governmental or regulatory authority, board, agency or other entity, or any court, tribunal or judicial body, whether federal, state or local.

          “Gupta Assets” means the Gupta Entities’ right, title and interest in and to substantially all of the assets, business and goodwill owned by any of the Gupta Entities in or related to the Gupta Business, (other than cash, cash equivalents, securities held for investment purposes, and marketable securities) wherever located, known or unknown, tangible or intangible, including, without limitation:  all Intellectual Property, Software, Internet domain names, Web sites, know-how, trade secrets, business leads, research and results thereof, technology, techniques, data, methods, processes, instructions, drawings and specifications, inventions, discoveries, improvements, designs, processes, formulae, recipes and shop rights, Intangible Assets, property, personal, real or mixed, accounts receivable, securities, deposits (on contractual obligations or otherwise), Claims and rights under Contracts and Permits held by the Gupta Entities and all Business Records, all as the same exist on the Closing Date. Specifically excluded from Gupta Assets are any inter-company receivables or obligations between and/or among the (i) Gupta Entities and (ii) Halo or Halo’s Affiliates (other than the Gupta Entities).

          “Gupta Business” has the meaning set forth in Recital C hereof.

          “Gupta Closing Balance Sheet” has the meaning set forth in Section 2.2 hereof.

          “Gupta Contract” shall have the meaning set forth in Section 4.9 hereof.

          “Gupta Entities” means Gupta Technologies, LLC, Gupta Technologies, Ltd. and Gupta Technologies GmbH.

          “Gupta Financial Statements” shall have the meaning set forth in Section 4.16 hereof.

          “Gupta Leased Properties” shall have the meaning set forth in Section 4.5 hereof.

           “Gupta LLC Interests” means 100% of the membership interest in Gupta Technologies, LLC and 100% of its wholly owned subsidiaries, Gupta Technologies, Ltd. and Gupta Technologies GmbH .

          “Gupta Net Working Capital” means for the Gupta Entities the aggregate (a) accounts receivable (net of the allowance for doubtful accounts reflected on the Gupta Closing Balance Sheet), plus (b) cash deposits held by third parties, plus (c) prepaid expenses, less (x) Accounts Payable, (y) Accrued Expenses, and (z) Accrued Compensation  and related benefits including bonuses and commissions.  “Accrued Expenses” shall mean all expenses of the Gupta Entities, which are being assumed by Unify, including Taxes, that have been accrued and unpaid as of the date of determination.  “Accrued Compensation” shall mean all accrued, but unpaid, compensation to employees for services to the Gupta Entities for a compensation time period ending as of the date of determination but which is to be paid to such employees on a date occurring after the date of determination and which is being assumed by Unify.  “Accounts Payable” shall mean the right to payments by third parties who have delivered goods or performed services to the Gupta Entities as of the date of determination, whether billed or unbilled, and whether or not evidenced by any contract or agreement, which are being assumed by Unify.  Specifically excluded from Gupta Net Working Capital are any inter-company receivables or obligations between and/or among the (i) Gupta Entities and (ii) Halo or Halo’s Affiliates (other than the Gupta Entities).

          “Halo Stock” shall have the meaning set forth in Section 12.13 hereof.

          “Hazardous Materials” include “hazardous wastes” as defined by the Resource Conservation and Recovery Act (“RCRA”), as amended, 42 U.S.C. Section 6901 et seq., or any similar state or local Law, regulation, ordinance, or order, (c) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended, 42 U.S.C. Section 9601 et seq., or any similar state or local Law, regulation, ordinance, or order, (d)  “hazardous materials” as defined by the Hazardous Materials Transportation Act (“HMTA”), as amended, 49 U.S.C. Section 1802 et seq., or any similar  state or local Law, regulation, ordinance, or order, (e) radioactive materials  subject to the Atomic Energy Act (“AEA”, as amended, 42 U.S.C. Section  2014 et seq., or any similar state or local Law, regulation, ordinance, or order,  and (f) any other pollutant, contaminant, chemical, or substance defined or regulated as of the Closing Date as hazardous or toxic by any Environmental Law.

          “Indemnified Party” has the meaning set forth in Section 9.4 hereof.

          “Indemnifying Party” has the meaning set forth in Section 9.4 hereof.

          “Intangible Assets” means all intangible property owned, licensed or used by Unify and/or Acuitrek relating to the NavRisk Business and the ViaMode Product, or by the Gupta Entities relating to the Gupta Business, as the case may be, including, but not limited to, the Intellectual Property, contract rights, all warranties and similar guarantees of quality or performance given by third parties in respect of goods delivered or services performed, goodwill and approvals.

          “Intellectual Property” means all of the following whether patented or patentable or not  and whether or not such items have been reduced to written, computer-readable or other tangible form and irrespective of where any of the same were issued, are pending or exist that are owned by, issued to or licensed:  (i) United States and foreign patents of any description, and applications therefor, utility models and utility model applications (whether owned or licensed), including any equivalents, divisionals, continuations, continuations-in-part, re-issues, registrations, additions or extensions thereof, as well as any further patents, patent applications, utility models and utility model applications (whether owned by or licensed); (ii) United States (federal and state) and foreign trademarks (and goodwill associated therewith) and other trade names, labels, trade dress, advertising and package designs, and other trade rights, whether or not registered and all applications therefor; and (iii) United States and foreign copyrights, whether or not registered and all applications therefor (including copyrights in computer software and computer software documentation, source code and systems documentation).

          “Knowledge” or “knowledge” of a party as used in this Agreement with respect to facts or circumstances shall mean actual knowledge of the party after reasonable investigation and due diligence.  Actual knowledge of any officer, director or supervisory employee of such party will be imputed and deemed to be actual knowledge of such party.

          “Law” means any laws, statutes, ordinances, regulations, rules, notice requirements, agency guidelines and orders of any federal, state or local government and any other governmental department or agency, including, without limitation, Environmental Laws, ERISA, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health Laws and Laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

          “License Agreements” has the meaning set forth in Section 6.8 hereof.

          “Lien” means any mortgage, pledge, security interest, encumbrance, lien, title defect, restriction or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person.

          “Losses” has the meaning set forth in Section 9.2 hereof.

          “Material Adverse Change” means a change the consequence of which is a Material Adverse Effect.

          “Material Adverse Effect” means a material adverse effect on the financial condition, business, earnings, results of operations, assets, liabilities or operations of the Gupta Business, or the NavRisk Business and ViaMode Product, as the context requires.

          “Merger Agreement” has the meaning set forth in Recital A hereof.

          “Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

          “NavRisk Assets” means Unify’s and/or Acuitrek’s right, title and interest in and to substantially all of the assets, business and goodwill owned by Unify or Acuitrek in or related to the NavRisk Business (other than cash, cash equivalents, securities held for investment purposes, and marketable securities),, wherever located, known or unknown, tangible or intangible, including, without limitation:  all Intellectual Property, Software, Internet domain names, Web sites, know-how, trade secrets, business leads, research and results thereof, technology, techniques, data, methods, processes, instructions, drawings and specifications, inventions, discoveries, improvements, designs, processes, formulae, recipes and shop rights, Intangible Assets, property, personal, real or mixed, accounts receivable, securities, deposits (on contractual obligations or otherwise), Claims and rights under Contracts and Permits assigned to Halo and all Business Records, all as the same exist on the Closing Date.

          “NavRisk Business” has the meaning set forth in Recital D hereof.

          “NavRisk Closing Balance Sheet” has the meaning set forth in Section 2.2 hereof.

          “NavRisk Financial Statements” shall have the meaning set forth in Section 5.18 hereof.

          “NavRisk Net Working Capital” means  the aggregate (a) accounts receivable (net of the allowance for doubtful accounts reflected on the NavRisk Closing Balance Sheet), plus (b) cash deposits held by third parties, plus (c) prepaid expenses, less (x) Accounts Payable (as defined for this purpose below), (y) Accrued Expenses (as defined for this purpose below), and (z) Accrued Compensation (as defined for this purpose below) and related benefits including bonuses and commissions.  “Accrued Expenses” shall mean all expenses of the NavRisk Business which are being assumed by Halo, including Taxes, that have been accrued and unpaid as of the date of determination.  “Accrued Compensation” shall mean all accrued, but unpaid, compensation to employees for services to Unify for a compensation time period ending as of the date of determination but which is to be paid to such employees on a date occurring after the date of determination and which are being assumed by Halo.  “Accounts Payable” shall mean the right to payments by third parties who have delivered goods or performed services to the NavRisk Business  as of the date of determination, whether billed or unbilled, and whether or not evidenced by any contract or agreement, which is being assumed by Halo.  Specifically excluded from NavRisk Net Working Capital are any inter-company obligations between and/or among the NavRisk Business and Unify or Unify’s Affiliates.

          “Organizational Documents” means the charter, articles or certificates or organization or other organizational documents (including agreements among stockholders) or instruments of an entity.

           “Pension Plan” mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (a) which Halo or any ERISA Affiliate of Halo, or Unify or any ERISA Affiliate of Unify, as applicable, maintains, administers, contributes to or is required to contribute to, or, within the six years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which Halo or any ERISA Affiliate of Halo, or Unify or any ERISA Affiliate of Unify, as applicable, may incur any liability and (b) which covers any employee or former employee of Halo or any ERISA Affiliate of Halo, or Unify or any ERISA Affiliate of Unify, as applicable.

          “Permits” means all government licenses, permits and other governmental authorizations necessary to carry on a business as presently conducted and as proposed to be conducted.

          “Person” or “person” means any person or entity.

           “Purchase Price” has the meaning set forth in Section 2.2 hereof.

          “Purchase Shares” has the meaning set forth in Section 2.2 hereof.

          “Purchase Warrant” has the meaning set forth in Section 2.2 hereof and shall be in a form mutually agreed by the parties which shall include customary terms including a 5 year term, and a cash only exercise and equitable adjustment protection for stock splits, recapitalizations and the like (but no anti-dilution protection for future issuances of securities at below the exercise price). The Purchase Warrant will also provide that if (i) the common stock underlying the Purchase Warrant is registered pursuant to an effective registration statement, and (ii) the Unify common stock (as adjusted for stock splits, recapitalizations and the like) has a trailing thirty (30) day volume weighted average trading price of 200% of the warrant exercise price, Unify may (upon reasonable prior notice to Halo) repurchase once each fiscal quarter the number of shares of common stock underlying the Purchase Warrant equal to one-twelfth (1/12th) of the Unify common stock trading volume for the immediately trailing twelve months.

           “Registration Agreement” means the Registration Rights Agreement between Halo and Unify in the form mutually agreed by the parties, which shall include the obligation of Unify to file appropriate registration statements with the Securities and Exchange Commission within 90 days after the Closing to register for resale the Purchase Shares and the shares of Unify issuable upon exercise of the Purchase Warrants, to have such registration statement effective within nine months after the Closing, to maintain the effectiveness of such statement for a period of  two years after the Closing, containing a lock up provision prohibiting Halo to sell such shares within the first nine months after the Closing (other than in a tender offer, merger or other significant transaction) and to include other customary terms and provisions.

          “Securities Act” has the meaning set forth in Section 4.22 hereof.

           “Software” means, collectively:  (a) all object and source code (in any computer language), and any embedded files, programs, data and associated databases, of and for all versions, revisions and releases (whether in development stages or commercially available) of all computer programs and all modules, and (b) all user, technical and programmer manuals and documentation of any kind (in whatever form, whether written, electronic or otherwise).

          “Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization of which such Person, either alone or through or together with any other Subsidiary, owns, directly or indirectly, more than 25% of the stock or other equity interests, the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization.

           “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, capital stock, franchise, profits, payroll, employment, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, environmental (including taxes under Code § 59A), customs duties, value added, alternative or add-on minimum, estimated or other tax or governmental charge, including any interest, penalty or addition thereto, whether disputed or not.

          “Third Party Claim” has the meaning set forth in Section 9.4 hereof.

          “ViaMode Assets” means Unify’s right, title and interest in and to ViaMode Product all Intellectual Property and Software owned by Unify in or related to the ViaMode Product.

          “ViaMode Product” has the meaning set forth in Recital D hereof.

           “Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, (A) which an entity maintains, administers, contributes to or is required to contribute to, or under which an entity may incur any liability and (B) which covers any employee or former employee.

          “Working Capital Adjustment” has the meaning set forth in Section 2.2 hereof.